                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. 2)*



                             PacificNet.com, Inc.
________________________________________________________________________________
                               (Name of Issuer)


                                 Common Stock
________________________________________________________________________________
                        (Title of Class of Securities)


                                 69511V 10 8
________________________________________________________________________________
                                (CUSIP Number)

                               Ms. Catherine Ma
                                   B2B Ltd.
                           52/F Bank of China Tower
                                 1 Garden Road
                                   Hong Kong
                                (852)2514-0300

________________________________________________________________________________
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                               October 11, 2000
        _______________________________________________________________
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D
----------------------                                ------------------------
CUSIP NO. 69511V 10 8                                 Page 2 of 102 Pages
----------------------                                ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      B2B Ltd.- not applicable.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                            [_]

 5    Not applicable.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Hong Kong
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          2,413,890
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          2,413,890
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,413,890

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not applicable.                                                   [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                                 SCHEDULE 13D
----------------------                                ------------------------
CUSIP NO. 69511V 10 8                                 Page 3 of 102 Pages
----------------------                                ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      China Internet Global Alliance Limited - not applicable.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not applicable.
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                            [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Hong Kong
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          2,425,423
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          2,425,423
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,425,423

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable.                                                   [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                                 SCHEDULE 13D
----------------------                                ------------------------
CUSIP NO. 69511V 10 8                                 Page 4 of 102 Pages
----------------------                                ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Oei Hong Leong - not applicable.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                            [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Singapore
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            693,995

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             693,995

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      693,995

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable.                                                   [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                                 SCHEDULE 13D
----------------------                                ------------------------
CUSIP NO. 69511V 10 8                                 Page 5 of 102 Pages
----------------------                                ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Calisan Developments Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                            [_]

 5    Not Applicable.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Disclaimed (see Item 11 below)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Calisan Developments Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable.                                                   [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC,CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                                 SCHEDULE 13D
----------------------                                ------------------------
CUSIP NO. 69511V 10 8                                 Page 6 of 102 Pages
----------------------                                ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Great Decision Limited - not applicable.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                            [_]

 5    Not Applicable.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Disclaimed (see Item 11 below)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Great Decision Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not applicable.                                                   [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                                 SCHEDULE 13D

--------------------------                               ---------------------
CUSIP No. 69511V 10 8                                    Page 7  of 102 Pages
--------------------------                               ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Paul Y. - ITC Investments Group Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5    Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11 Paul Y. - ITC Investments Group Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                        [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13    27.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
        HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

--------------------------                               ---------------------
CUSIP No. 69511V 10 8                                    Page 8  of 102 Pages
--------------------------                               ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        Paul Y. - ITC Construction Holdings (B.V.I.) Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5    Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11 Paul Y. - ITC Construction Holdings (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                        [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13    27.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
        HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

--------------------------                               ---------------------
CUSIP No. 69511V 10 8                                    Page 9  of 102 Pages
--------------------------                               ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Paul Y. - ITC Construction Holdings Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5    Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11 Paul Y. - ITC Construction Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                        [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13    27.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
        HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

--------------------------                               ---------------------
CUSIP No. 69511V 10 8                                    Page 10 of 102 Pages
--------------------------                               ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Hollyfield Group Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5    Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        Western Samoa
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11 Hollyfield Group Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                        [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13    27.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
        HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                   ----------------------
 CUSIP NO. 69511V 10 8                                     Page 11 of 102 Pages
-----------------------                                   ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Well Orient Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
      Not applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          Hong Kong
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Disclaimed (see Item 11 below)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Well Orient Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          HC, CO
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                                 SCHEDULE 13D

-----------------------                                   ----------------------
 CUSIP NO. 69511V 10 8                                     Page 12 of 102 Pages
-----------------------                                   ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Powervote Technology Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
      Not applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Disclaimed (see Item 11 below)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Powervote Technology Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global
      Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          HC, CO
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                                 SCHEDULE 13D

-----------------------                                   ----------------------
 CUSIP NO. 69511V 10 8                                     Page 13 of 102 Pages
-----------------------                                   ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Hanny Magnetics (B.V.I.) Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
      Not applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Disclaimed (see Item 11 below)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Hanny Magnetics (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          HC, CO
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                                 SCHEDULE 13D

-----------------------                                   ----------------------
 CUSIP NO. 69511V 10 8                                     Page 14 of 102 Pages
-----------------------                                   ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Hanny Holdings Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                         [_]
 5
      Not applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Disclaimed (see Item 11 below)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Hanny Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          HC, CO
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                                 SCHEDULE 13D

-----------------------                                   ----------------------
 CUSIP NO. 69511V 10 8                                     Page 15 of 102 Pages
-----------------------                                   ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Famex Investment Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
      Not applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          Hong Kong
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Disclaimed (see Item 11 below)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Famex Investment Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          HC, CO
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                 Page 16 of 102 Pages
         -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        Mankar Assets Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
       AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)

 5    Not Applicable                                                [_]
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11 Mankar Assets Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                 Page 17 of 102 Pages
         -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        ITC Corporation Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
       AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)

 5    Not Applicable                                                [_]
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11 ITC Corporation Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69511V 10 8                                 Page 18 of 102 Pages
         -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        Galaxyway Investments Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
       AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)

 5    Not Applicable                                                [_]
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11 Galaxyway Investments Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                 Page 19 of 102 Pages
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        Chinaview International Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
       AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

 5    Not Applicable                                                [_]
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11 Chinaview International Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                 Page 20 of 102 Pages
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        Chan Kwok Keung, Charles - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
       AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)

 5    Not Applicable                                                [_]
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
        United Kingdom
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11 Chan Kwok Keung, Charles disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Internet Global Alliance Limited.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      27.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
         IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note:
----

     This Amendment No. 2 amends and restates a Statement on Schedule 13D filed on August 7, 2000 on behalf of B2B Ltd., China Internet Global Alliance Limited, and Mr. Oei Hong Leong, as previously amended and restated by Amendment No. 1 filed on October 18, 2000. This Amendment No. 2 is being filed to reflect the addition of Calisan Developments Limited, Great Decision Limited, Paul Y. - ITC Investments Group Limited, Paul Y. - ITC Construction Holdings (B.V.I.) Limited, Paul Y. - ITC Construction Holdings Limited, Hollyfield Group Limited, Well Orient Limited, Powervote Technology Limited, Hanny Magnetics (B.V.I.) Limited, Hanny Holdings Limited, Famex Investment Limited, Mankar Assets Limited, ITC Corporation Limited, Galaxyway Investments Limited, Chinaview International Limited, and Mr. Chan Kwok Keung, Charles. Cover pages have been added to this Statement for each of these parties. The inclusion of these parties shall not be construed as an admission that such parties are, for the purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owners of any securities covered by this Statement.

     In addition, this Amendment No. 2 is being filed to amend the cover page for China Internet Global Alliance Limited to reflect the acquisition of an additional 3,900 shares of Common Stock (as defined in Item 1 below) by its partially owned subsidiary, China Pharmaceutical Industrial Limited, and to provide updated information in Items 4 and 5.

     Items 1, 2, 3, 4, 5, 6, and 7 have been amended accordingly.

Item 1.   Security and Issuer.
          -------------------

     This statement relates to the common stock (the "Common Stock") of PacificNet.com, Inc. f/k/a Creative Master International, Inc. (the "Company"), a Delaware corporation, with its principal executive offices at 29th Floor, 3 Lockhart Road, Wanchai, Hong Kong.

Item 2.   Identity and Background.
          -----------------------

     This statement is filed by:

China Internet Global Alliance Limited
--------------------------------------

     China Internet Global Alliance Limited ("CIGAL") is a Hong Kong company with its principal executive and business offices located at 52/F Bank of China Tower, 1 Garden Road, Hong Kong. The principal business of CIGAL is that of an investment holding company with diversified interests in e-commerce and high-tech related businesses. CIGAL has substantial investments in a wide range of businesses in mainland China, including the manufacture of food and tires, property investment and infrastructure.

     CIGAL owns 100% of the issued shares of B2B Ltd. and, through such interest and its interest in China Pharmaceutical Industrial Limited, is the indirect beneficial owner of 2,425,423 shares of Common Stock (the "CIGAL Shares").

     During the past five years, neither CIGAL nor, to the best knowledge of CIGAL, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

B2B Ltd.
--------

     B2B Ltd., a Hong Kong company, is a wholly owned subsidiary of CIGAL, and it directly owns 2,413,890 shares of Common Stock. B2B Ltd.'s principal business is that of an investment holding company whose principal asset currently is such shares in the Company, and its principal executive and business offices are located at 52/F Bank of China Tower, 1 Garden Road, Hong Kong.

     During the past five years, neither B2B Ltd. nor, to the best knowledge of B2B Ltd., any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Oei Hong Leong
--------------

     Mr. Oei Hong Leong, a citizen of Singapore, resides at 48A Dalvey Road, Singapore 259452. Mr. Oei is the Chairman of CIGAL and also directly owns 693,995 shares of Common Stock. Mr. Oei resigned from the position of Chief Executive Officer of CIGAL on October 11, 2000 in connection with the transactions described in Item 5 of this Schedule. Mr. Oei disclaims beneficial ownership of the CIGAL Shares.

     During the past five years, Mr. Oei has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Calisan Developments Limited
----------------------------

     The principal business of Calisan Developments Limited, a British Virgin Islands company ("Calisan"), is investment holding. The principal executive and business offices of Calisan are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Calisan owns 17.45% of the issued shares of CIGAL and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Calisan disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Calisan is, for purposes of Section

13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL shares.

     During the past five years, neither Calisan nor, to the best knowledge of Calisan, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Great Decision Limited
----------------------

     The principal business of Great Decision Limited, a British Virgin Islands company ("Great Decision"), is investment holding. The principal executive and business offices of Great Decision are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Great Decision owns 100% of the issued shares of Calisan and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Great Decision disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Great Decision is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither Great Decision nor, to the best knowledge of Great Decision, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Investments Group Limited
---------------------------------------

     The principal business of Paul Y. - ITC Investments Group Limited, a British Virgin Islands company ("Paul Y. Investments"), is investment holding. The principal executive and business offices of Paul Y. Investments are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. Investments owns 100% of the issued shares of Great Decision and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Paul Y. Investments disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Investments is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither Paul Y. Investments nor, to the best knowledge of Paul Y. Investments, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings (B.V.I.) Limited
----------------------------------------------------

     The principal business of Paul Y. - ITC Construction Holdings (B.V.I.) Limited, a British Virgin Islands company ("Paul Y. BVI"), is investment holding. The principal executive and business offices of Paul Y. BVI are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. BVI owns 100% of the issued shares of Paul Y. Investments and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Paul Y. BVI disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither Paul Y. BVI nor, to the best knowledge of Paul Y. BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings Limited
-------------------------------------------

     The principal business of Paul Y. - ITC Construction Holdings Limited, a Bermuda company ("Paul Y. Holdings"), is that of investment holding with interests mainly in construction and other contracting businesses, including contract mining, contract drilling, infrastructure services and telecommunication facility services, property development and investment, manufacture and trading of construction materials, as well as strategic investment in Internet related services. The principal executive and business offices of Paul Y. Holdings are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. Holdings owns 100% of the issued shares of Paul Y. BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Paul Y. Holdings disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Holdings is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither Paul Y. Holdings nor, to the best knowledge of Paul Y. Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hollyfield Group Limited
------------------------

     The principal business of Hollyfield Group Limited, a Western Samoa company ("Hollyfield"), is investment holding. The principal executive and business offices of Hollyfield are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hollyfield owns 40.79% of the issued shares of Paul Y. Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Hollyfield disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Hollyfield is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither Hollyfield nor, to the best knowledge of Hollyfield, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Well Orient Limited
-------------------

     The principal business of Well Orient Limited, a Hong Kong company ("Well Orient"), is investment holding. The principal executive and business offices of Well Orient are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Well Orient owns 17.45% of the issued shares of CIGAL and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Well Orient disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Well Orient is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL shares.

     During the past five years, neither Well Orient nor, to the best knowledge of Well Orient, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Powervote Technology Limited
----------------------------

     The principal business of Powervote Technology Limited, a British Virgin Islands company ("Powervote"), is investment holding. The principal executive and business offices of Powervote are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Powervote owns 100% of the issued shares of Well Orient and may, pursuant to Rule

13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Powervote disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Powervote is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither Powervote nor, to the best knowledge of Powervote, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Magnetics (B.V.I.) Limited
--------------------------------

     The principal business of Hanny Magnetics (B.V.I.) Limited, a British Virgin Islands company ("Hanny BVI"), is investment holding. The principal executive and business offices of Hanny BVI are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hanny BVI owns 100% of the issued shares of Powervote and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Hanny BVI disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Hanny BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL shares.

     During the past five years, neither Hanny BVI nor, to the best knowledge of Hanny BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Holdings Limited
----------------------

     The principal business of Hanny Holdings Limited, a Bermuda company ("Hanny"), is the manufacture, distribution and marketing of data storage media and the distribution and marketing of computer accessories, storage media and consumer electronic products and securities trading. Hanny also holds an investment portfolio of information technology-related companies. The principal executive and business offices of Hanny are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hanny owns 100% of the issued shares of Hanny BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Hanny disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Hanny is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither Hanny nor, to the best knowledge of Hanny, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Famex Investment Limited
------------------------

     The principal business of Famex Investment Limited, a Hong Kong company ("Famex"), is investment holding. The principal executive and business offices of Famex are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Famex owns 21.14% of the issued shares of Hanny and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Famex disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Famex is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither Famex nor, to the best knowledge of Famex, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Mankar Assets Limited
---------------------

     The principal business of Mankar Assets Limited, a British Virgin Islands company ("Mankar"), is investment holding. The principal executive and business offices of Mankar are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Mankar owns 100% of the issued shares of Famex and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Mankar disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Mankar is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither Mankar nor, to the best knowledge of Mankar, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Corporation Limited
-----------------------

     The principal business of ITC Corporation Limited, a Bermuda company ("ITC"), is that of investment holding. The principal executive and business offices of ITC are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     ITC owns 100% of the issued shares of Hollyfield and Mankar and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, ITC disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that ITC is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither ITC nor, to the best knowledge of ITC, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Galaxyway Investments Limited
-----------------------------

     The principal business of Galaxyway Investments Limited, a British Virgin Islands company ("Galaxyway"), is investment holding. The principal executive and business offices of Galaxyway are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Galaxyway owns 34.83% of the issued shares of ITC and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. However, Galaxyway disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Galaxyway is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither Galaxyway nor, to the best knowledge of Galaxyway, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chinaview International Limited
-------------------------------

     The principal business of Chinaview International Limited, a British Virgin Islands company ("Chinaview"), is investment holding. The principal executive and business offices of Chinaview are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Chinaview owns 100% of the issued shares of Galaxyway and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B

Ltd. However, Chinaview disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Chinaview is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, neither Chinaview nor, to the best knowledge of Chinaview, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chan Kwok Keung, Charles
------------------------

     The business address of Mr. Chan Kwok Keung, Charles, a citizen of the United Kingdom, is 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. Mr. Chan is the: (i) Chairman of Paul Y. Holdings, ITC, Asia Logistics Technologies Limited, and China Tire e-commerce.com Ltd., (ii) the Managing Director of Hanny, (iii) Vice Chairman and Chief Executive Officer of CIGAL, (iv) a director of Oxford Properties Group Inc. and (v) a non-executive director of Downer Group Limited. Mr. Chan is also a director of Paul
Y. Investments, Paul Y. BVI, Hollyfield and Famex and is the sole director of Galaxyway and Chinaview.

     Mr. Chan owns 100% of the issued shares of Chinaview and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B. However, Mr. Chan disclaims beneficial ownership of the CIGAL Shares and the filing of this statement shall in no way be construed as an admission that Mr. Chan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CIGAL Shares.

     During the past five years, Mr. Chan has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     The name, business address, citizenship and present occupation or employment of each executive officer and director of the foregoing entities and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedules I through XVIII hereto and are incorporated herein by reference.


Item 3.   Source and Amount of Funds or other Consideration.
          -------------------------------------------------

     The shares of Common Stock were acquired by B2B Ltd. and Oei Hong Leong on July 27, 2000 upon the completion of the exchange of all the ownership interests in PacificNet.com, LLC ("PacificNet") for shares of the Company"s Common Stock, as more fully described in the Schedule 13D filed on August 7, 2000 (File No. 005-59081) which this schedule amends (the "Acquisition"). In connection with the Acquisition, the Company's name was changed to

"PacificNet.com, Inc." in order to reflect the primary business focus of the Company following the Acquisition.

     This amendment is being made in part to reflect a partial change in ownership of CIGAL, the parent corporation of B2B Ltd., as a result of which Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC, Galaxyway, Chinaview or Mr. Chan Kwok Keung could be deemed to control the voting and disposition of the CIGAL Shares by CIGAL and B2B Ltd. pursuant to Rule 13d-3 under the Exchange Act. Item 4 below contains a description of this transaction.


Item 4.   Purposes of Transaction.
          -----------------------

     As a result of the Acquisition, PacificNet became a wholly owned subsidiary of the Company and since that time, the Company"s primary business focus has been PacificNet"s business-to-business electronic commerce services and solutions. In connection with the Acquisition, the Company"s Board of Directors was increased to eight members, seven of which were appointed by the principals of PacificNet. Thereafter, on October 4, 2000, the Company"s business of manufacturing collectible-quality, die-cast replicas of cars, trucks, buses and other items was sold to a group lead by the existing management of that business in exchange for 895,765 shares of the Company"s Common Stock.

     Pursuant to a sale and purchase agreement dated September 28, 2000 entered into by Chip Lian Investments (HK) Limited, Calisan, Sanion Enterprises Limited, Mr. Oei Hong Leong and Great Decision, Great Decision acquired shares in CIGAL representing 17.45% of its issued share capital through its acquisition of the entire issued share capital of Calisan. In addition, pursuant to a separate sale and purchase agreement dated September 26, 2000 entered into between Mr. Oei Hong Leong, Chip Lian Investments (HK) Limited, Calisan, Sanion Enterprises Limited and Powervote, as well as a supplemental agreement dated September 28, 2000 entered into by the same parties, Powervote also acquired shares in CIGAL representing 11.55% of its issued share capital. Further, pursuant to another sale and purchase agreement dated September 28, 2000 entered into between Namble Limited and Powervote, Powervote acquired shares in CIGAL representing 5.90% of its issued share capital. All of these shares are held by Powervote"s wholly owned subsidiary, Well Orient.

     All of these interests in CIGAL were acquired for investment purposes.

     In connection with these transactions, Mr. Oei Hong Leong resigned from his positions as director of the Company, Chairman of China Tire e-commerce.com Limited, director of Calisan and Chief Executive Officer of CIGAL on October 11, 2000. Mr. Chan Kwok Keung, Charles was subsequently elected as the Vice Chairman and Chief Executive Officer of CIGAL. On October 11, 2000, Ms. Rosanna Chau and Messrs. Chan Fut Yan and Lau Ko Yuen, Tom were elected as the directors of Calisan. CIGAL intends to nominate and vote in favor of electing a person associated with it to the Company"s Board of Directors by the end of October 2000.

     Except as described in this Item 4, none of B2B Ltd., CIGAL, Mr. Oei Hong Leong, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC, Galaxyway, Chinaview or Mr.

Chan Kwok Keung has any plans, nor has under consideration any proposals which relate to or would result in:

    (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company;

    (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

    (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

    (d) any change in the present Board of Directors or management of the Company;

    (e) any material change in the present capitalization or dividend policy of the Company;

    (f) any other material change in the Company's business or corporate structure;

    (g) changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

    (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

    (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

    (j) any action similar to any of those enumerated in (a)-(i) above.


Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

(a)-(b) B2B Ltd. is the beneficial owner of 2,413,890 shares of Common Stock, representing 27.3% of the outstanding Common Stock, and has shared power over the voting and disposition of the CIGAL Shares with CIGAL.

          CIGAL indirectly beneficially owns 2,425,423 shares of Common Stock, representing 27.5% of the class, due to: (1) its 100% ownership of B2B Ltd. and (2) its indirect partial ownership of China Pharmaceutical Industrial Limited, a subsidiary which beneficially owns 11,533 shares of Common Stock as of the date hereof. CIGAL is deemed to have shared power to vote and to dispose of 2,413,890 shares of Common Stock with B2B Ltd. It also is deemed to have shared power to vote and dispose of 11,533 shares of Common Stock with China Pharmaceutical Industrial Limited. The executive officers, directors and controlling persons of China Pharmaceutical Industrial Limited, and executive officers and directors of any person ultimately in control of China Pharmaceutical Industrial Limited, are as follows: Lien Kait Long, Li Ling Xiu and Catherine Ma Wai Man of 52/F Bank of China Tower, 1 Garden Road, Hong Kong, and Ian

          James Burton of 2/F 45 Stirling Highway, Nedlands, WA 6009, Australia.

          Mr. Oei Hong Leong is the beneficial owner of 693,995 shares of Common Stock, representing 7.9% of the outstanding Common Stock, and has sole voting and dispositive power over those shares. Mr. Oei disclaims beneficial ownership of the CIGAL Shares.

          Calisan, through its ownership of 17.45% of the issued shares of CIGAL, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Calisan expressly disclaims beneficial ownership of such shares.

          Great Decision, through its ownership of 100% of the issued shares of Calisan, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Great Decision expressly disclaims beneficial ownership of such shares.

          Paul Y. Investments, through its ownership of 100% of the issued shares of Great Decision, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Paul Y. Investments expressly disclaims beneficial ownership of such shares.

          Paul Y. BVI, through its ownership of 100% of the issued shares of Paul Y. Investments, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Paul Y. BVI expressly disclaims beneficial ownership of such shares.

          Paul Y. Holdings, through its ownership of 100% of the issued shares of Paul Y. BVI, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Paul Y. Holdings expressly disclaims beneficial ownership of such shares.

          Hollyfield, through its ownership of 40.79% of the issued shares of Paul Y. Holdings, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Hollyfield expressly disclaims beneficial ownership of such shares.

          Well Orient, through its ownership of 17.45% of the issued shares of CIGAL, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Well Orient expressly disclaims beneficial ownership of such shares.

          Powervote, through its ownership of 100% of the issued shares of Well Orient, may be deemed to share voting and dispositive power over the 2,425,423 shares of

          Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Powervote expressly disclaims beneficial ownership of such shares .

          Hanny BVI, through its ownership of 100% of the issued shares of Powervote, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Hanny BVI expressly disclaims beneficial ownership of such shares.

          Hanny, through its ownership of 100% of the issued shares of Hanny BVI, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Hanny expressly disclaims beneficial ownership of such shares.

          Famex, through its ownership of 21.14% of the issued shares of Hanny, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Famex expressly disclaims beneficial ownership of such shares.

          Mankar, through its ownership of 100% of the issued shares of Famex, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Mankar expressly disclaims beneficial ownership of such shares.

          ITC, through its ownership of 100% of the issued shares of both Hollyfield and Mankar may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, ITC expressly disclaims beneficial ownership of such shares.

          Galaxyway, through its ownership of 34.83% of the issued shares of ITC, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Galaxyway expressly disclaims beneficial ownership of such shares.

          Chinaview, through its ownership of 100% of the issued shares of Galaxyway, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Chinaview expressly disclaims beneficial ownership of such shares.

          Mr. Chan Kwok Keung, Charles, through his ownership of 100% of the issued shares of Chinaview, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CIGAL, however, pursuant to Rule 13d-4, Mr. Chan expressly disclaims beneficial ownership of such shares.

          None of the persons named on Schedules I-XVII beneficially own shares of Common Stock, other than Catherine Ma Wai Man, a director of CIGAL and B2B, and Li Ling Xiu, a director of B2B. Ms. Ma beneficially owns 18,104 shares of Common Stock, and Ms. Li beneficially owns 60,347 shares of Common Stock, representing 0.2% and 0.7% of the issued shares of the Company, respectively. They each have sole power to vote and dispose of their shares of Common Stock.

(c)       Not applicable.

(d) The reporting persons know of no other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein.

(e)       Not applicable.


Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.
          ----------------------------------------

     There are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 above with respect to any securities of the Company including, but not limited to, transfer or the voting of any securities of the Company, finder?s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7.   Material to be Filed as Exhibits.
          --------------------------------

     The documents which have been filed as Exhibits are listed in the Exhibit Index herein.

SIGNATURES
----------

     After reasonable inquiry and to the best of my knowledge and belief, B2B Ltd. certifies that the information set forth in this statement is true, complete and correct.



                              FOR AND ON BEHALF OF B2B LTD.


Dated:  October 19, 2000      By:     /s/ Ma Wai Man, Catherine
                                  -----------------------------
                              Name: Ma Wai Man, Catherine
                              Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, China Internet Global Alliance Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF CHINA INTERNET
                              GLOBAL ALLIANCE LIMITED


Dated:  October 19, 2000      By:     /s/ Ma Wai Man, Catherine
                                  -----------------------------
                              Name: Ma Wai Man, Catherine
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, I, Mr. Oei Hong Leong, certify that the information set forth in this statement is true, complete and correct.



Dated:  October 19, 2000         /s/ Oei Hong Leong
                              ----------------------
                              Name: Mr. Oei Hong Leong

     After reasonable inquiry and to the best of my knowledge and belief, Calisan Developments Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF CALISAN
                              DEVELOPMENTS LIMITED


Dated:  October 19, 2000      By:    /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name: Chau Mei Wah, Rosanna
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Great Decision Limited certifies that the information set forth in this statement is true, complete and correct.



                              FOR AND ON BEHALF OF GREAT DECISION
                              LIMITED


Dated:  October 19, 2000      By:    /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name:   Chau Mei Wah, Rosanna
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Investments Group Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF PAUL Y. - ITC
                              INVESTMENTS GROUP LIMITED


Dated:  October 19, 2000      By:    /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name:   Chau Mei Wah, Rosanna
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF PAUL Y. - ITC
                              CONSTRUCTION HOLDINGS (B.V.I.) LIMITED


Dated:  October 19, 2000      By:    /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name:   Chau Mei Wah, Rosanna
                              Title:  Director


     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF PAUL Y. - ITC
                              CONSTRUCTION HOLDINGS LIMITED


Dated:  October 19, 2000      By:    /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name:   Chau Mei Wah, Rosanna
                              Title:  Executive Director

     After reasonable inquiry and to the best of my knowledge and belief, Hollyfield Group Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF HOLLYFIELD
                              GROUP LIMITED


Dated:  October 19, 2000      By:    /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name:   Chau Mei Wah, Rosanna
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Well Orient Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF WELL ORIENT
                              LIMITED


Dated:  October 19, 2000      By:   /s/ Lui Siu Tsuen, Richard
                                 -----------------------------
                              Name:   Lui Siu Tsuen, Richard
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Powervote Technology Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF POWERVOTE
                              TECHNOLOGY LIMITED


Dated:  October 19, 2000      By:   /s/ Lui Siu Tsuen, Richard
                                 -----------------------------
                              Name:   Lui Siu Tsuen, Richard
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Hanny Magnetics (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF HANNY
                              MAGNETICS (B.V.I.) LIMITED


Dated:  October 19, 2000      By:   /s/ Lui Siu Tsuen, Richard
                                 -----------------------------
                              Name:   Lui Siu Tsuen, Richard
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Hanny Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF HANNY HOLDINGS
                              LIMITED


Dated:  October 19, 2000      By:   /s/ Chan Kwok Hung
                                  --------------------
                              Name:   Chan Kwok Hung
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Famex Investment Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF FAMEX
                              INVESTMENT LIMITED


Dated:  October 19, 2000      By:    /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name:   Chau Mei Wah, Rosanna
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Mankar Assets Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF MANKAR ASSETS
                              LIMITED


Dated:  October 19, 2000      By:    /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name:   Chau Mei Wah, Rosanna
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, ITC Corporation Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF ITC CORPORATION
                              LIMITED


Dated:  October 19, 2000      By:    /s/ Chau Mei Wah, Rosanna
                                  ----------------------------
                              Name:   Chau Mei Wah, Rosanna
                              Title:  Managing Director

     After reasonable inquiry and to the best of my knowledge and belief, Galaxyway Investments Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF GALAXYWAY
                              INVESTMENTS LIMITED


Dated:  October 19, 2000      By:    /s/ Chan Kwok Keung, Charles
                                  -------------------------------
                              Name:   Chan Kwok Keung, Charles
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, Chinaview International Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF CHINAVIEW
                              INTERNATIONAL LIMITED



Dated:  October 19, 2000      By:    /s/ Chan Kwok Keung, Charles
                                  -------------------------------
                              Name:   Chan Kwok Keung, Charles
                              Title:  Director

     After reasonable inquiry and to the best of my knowledge and belief, I, Mr. Chan Kwok Keung, Charles, certify that the information set forth in this statement is true, complete and correct.



Dated:  October 19, 2000           /s/ Chan Kwok Keung, Charles
                                -------------------------------
                              Name:   Chan Kwok Keung, Charles
                              Title:  Director

                                  SCHEDULE I

  Executive Officers and Directors of China Internet Global Alliance Limited
                            as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.

                                                                           Principal Business or
                                                                           Present Principal
                                                                           Occupation or
                                                                           Employment and, if
                                                                           Applicable, the Name,
                                                                           Principal Business
                                                                           Address of Any
                                                                           Corporation or Other
                                                                           Organization in Which
                                                                           Said Employment is
Name and Title           Business Address                Citizenship       Conducted.
Oei Hong Leong           c/o 52/F, Bank of China         Singapore         Chairman, China
                         Tower, 1 Garden Road,                               Internet Global
                         Hong Kong                                           Alliance Limited

Lien Kait Long           c/o 52/F, Bank of China         Singapore         Executive Director,
                         Tower, 1 Garden Road,                               China Internet Global
                         Hong Kong                                           Alliance Limited;
                                                                           Director, China Energy
                                                                             Holdings Limited;
                                                                           Director, B2B Ltd.;
                                                                           Director, Australia
                                                                             Net.com Limited;
                                                                           Director, China
                                                                             Pharmaceutical
                                                                             Industrial Limited;
                                                                           Director, Katmon
                                                                             Limited;
                                                                           Director, Carling
                                                                             International Limited;
                                                                           Director, Favour Leader
                                                                             Limited;
                                                                           Director, Kamthorn
                                                                             Limited.

Ma Wai Man, Catherine    c/o 52/F, Bank of China         Hong Kong         Executive Director,
                         Tower, 1 Garden Road,                               China Internet Global
                         Hong Kong                                           Alliance Limited;
                                                                           Director, China Energy
                                                                             Holdings Limited;
                                                                           Director, B2B Ltd.;
                                                                           Director, Australia
                                                                             Net.com Limited;
                                                                           Director, China
                                                                             Pharmaceutical
                                                                             Industrial Limited;
                                                                           Director, Katmon
                                                                             Limited;
                                                                           Director, Carling
                                                                             International Limited;
                                                                           Director, Kamthorn
                                                                             Limited.

Fok Kin Ning, Canning    c/o 22/F, Hutchison House,      Australia         Non-Executive Director,
                         10 Harcourt Road,                                   China Internet Global
                         Hong Kong                                           Alliance Limited;
                                                                           Director, Paul Y. - ITC
                                                                             Construction Holdings
                                                                             (B.V.I.) Limited;
                                                                           Non-Executive Director,
                                                                             Paul Y. - ITC
                                                                             Construction Holdings
                                                                             Limited;
                                                                           Non-Executive Director,
                                                                             Hanny Holdings
                                                                             Limited;
                                                                           Group Managing
                                                                             Director, Hutchison
                                                                             Whampoa Limited;
                                                                           Deputy Chairman,
                                                                             Cheung Kong
                                                                             Infrastructure Holdings
                                                                             Limited;
                                                                           Deputy Chairman,
                                                                             Hongkong Electric
                                                                             Holdings Limited;
                                                                           Non-Executive
                                                                             Director, Downer
                                                                             Group Limited;
                                                                           Executive Director,
                                                                             Cheung Kong
                                                                             (Holdings) Limited.

Edith Shih                 c/o 22/F, Hutchison House,       Hong Kong           Alternate Director,
                           10 Harcourt Road, Hong Kong                            China Internet Global
                                                                                  Alliance Limited;
                                                                                Group Counsel and
                                                                                  Company Secretary,
                                                                                  Hutchison Whampoa
                                                                                  Limited.

Tang Wei, Donald           c/o 52/F, Bank of China          USA                 Independent Non-
                           Tower, 1 Garden Road,                                  Executive Director,
                           Hong Kong                                              China Internet Global
                                                                                  Alliance Limited;
                                                                                Senior Managing
                                                                                  Director, Bear, Stearns
                                                                                  & Co.

Feng Chuan Chia            c/o 52/F, Bank of China          Singapore           Independent Non-
                           Tower, 1 Garden Road,                                  Executive Director,
                           Hong Kong                                              China Internet Global
                                                                                  Alliance Limited

David Edwin Bussmann       c/o 52/F, Bank of China          USA                 Independent Non-
                           Tower, 1 Garden Road,                                  Executive Director,
                           Hong Kong                                              China Internet Global
                                                                                  Alliance Limited;
                                                                                Chief Financial Officer,
                                                                                  AsiaCommerce (HK)
                                                                                  Limited.

Chan Kwok Keung, Charles   c/o 33/F., Paul Y. Centre,       United Kingdom      Vice Chairman and
                           51 Hung To Road,                                       Chief Executive
                           Kwun Tong,                                             Officer, China
                           Kowloon,                                               Internet Global
                           Hong Kong                                              Alliance Limited;
                                                                                Non-Executive Director,
                                                                                  Downer Group
                                                                                  Limited;
                                                                                Chairman, China Tire
                                                                                  e-commerce.com, Ltd.;
                                                                                Director, Paul Y. -
                                                                                  ITC Investments
                                                                                  Group Limited;
                                                                                Director, Paul Y. -
                                                                                  ITC Construction
                                                                                  Holdings (B.V.I.)
                                                                                  Limited;
                                                                                Chairman, Paul Y. -

                                                                             ITC Construction
                                                                             Holdings Limited;
                                                                           Director, Hollyfield
                                                                             Group Limited;
                                                                           Managing Director,
                                                                             Hanny Holdings
                                                                             Limited;
                                                                           Chairman, ITC
                                                                             Corporation Limited;
                                                                           Director, Galaxyway
                                                                             Investments Limited;
                                                                           Director, Chinaview
                                                                             International
                                                                             Limited;
                                                                           Director,
                                                                             Famex Investment
                                                                             Limited;
                                                                           Chairman, Asia
                                                                             Logistics
                                                                             Technologies
                                                                             Limited;
                                                                           Director,
                                                                             Oxford Properties
                                                                             Group, Inc.

Lau Ko Yuen, Tom         c/o 31/F, Paul Y. Centre      United Kingdom      Executive Director,
                         51 Hung To Road                                     China Internet Global
                         Kwun Tong, Kowloon                                  Alliance Limited;
                         Hong Kong                                         Director, Calisan
                                                                             Developments Limited;
                                                                           Director, Great
                                                                             Decision Limited;
                                                                           Director, Paul Y. -
                                                                             ITC Investments
                                                                             Group Limited;
                                                                           Director, Paul Y. -
                                                                             ITC Construction
                                                                             Holdings (B.V.I.)
                                                                             Limited;
                                                                           Deputy Chairman,
                                                                             Paul Y. - ITC
                                                                             Construction
                                                                             Holdings Limited;
                                                                           Director, Hollyfield
                                                                             Group Limited;
                                                                           Deputy Chairman,
                                                                             ITC Corporation
                                                                             Limited;
                                                                           Director,

                                                                             Famex Investment
                                                                             Limited;
                                                                           Director,
                                                                             Mankar Assets
                                                                             Limited;
                                                                           Chairman, Downer
                                                                             Group Limited.
Chau Mei Wah, Rosanna    c/o 31/F, Paul Y. Centre      Australia           Executive Director,
                         51 Hung To Road                                     China Global
                         Kwun Tong, Kowloon                                  Alliance Limited;
                         Hong Kong                                         Director, Oxford
                                                                             Properties Group, Inc.;
                                                                           Director, Burcon
                                                                             NutraScience
                                                                             Corporation;
                                                                           Director, China
                                                                             CyberPort Limited;
                                                                           Director, Calisan
                                                                             Developments Limited;
                                                                           Director, Great
                                                                             Decision Limited;
                                                                           Director, Paul Y. -
                                                                             ITC Investments
                                                                             Group Limited;
                                                                           Director, Paul Y. -
                                                                             ITC Construction
                                                                             Holdings (B.V.I.)
                                                                             Limited;
                                                                           Executive Director,
                                                                             Paul Y. - ITC
                                                                             Construction
                                                                             Holdings Limited;
                                                                           Director, Hollyfield
                                                                             Group Limited;
                                                                           Managing Director,
                                                                             ITC Corporation
                                                                             Limited;
                                                                           Managing Director,
                                                                             Star East Holdings
                                                                             Limited;
                                                                           Director,
                                                                             Mankar Assets
                                                                             Limited;
                                                                           Director,
                                                                             Famex Investment
                                                                             Limited.

Chan Kwok Hung           c/o 33/F., Paul Y. Centre,    United Kingdom      Executive Director,
                         51 Hung To Road,                                    China Internet Global
                         Kwun Tong,                                          Alliance Limited;
                         Kowloon,                                          Chairman, China
                         Hong Kong                                           CyberPort Limited;
                                                                           Executive Director,
                                                                             Hanny Holdings
                                                                             Limited;
                                                                           Director, Hanny
                                                                             Magnetics (B.V.I.)
                                                                             Limited;
                                                                           Executive Director, ITC
                                                                             Corporation Limited;
                                                                           Chairman, Tung Fong
                                                                             Hung (Holdings)
                                                                             Limited;
                                                                           Executive Director, Star
                                                                             East Holdings Limited;
                                                                           Executive Director, Asia
                                                                             Logistics Technologies
                                                                             Limited.

Allan Yap                c/o 8/F, Paul Y. Centre,      Canada              Executive Director,
                         51 Hung To Road,                                    China Internet Global
                         Kwun Tong,                                          Alliance Limited;
                         Kowloon,                                          Vice Chairman, China
                         Hong Kong                                           Tire e-commerce.com,
                                                                             Ltd.;
                                                                           Director, Well Orient
                                                                             Limited;
                                                                           Director, Powervote
                                                                             Technology Limited;
                                                                           Director, Hanny
                                                                             Magnetics (B.V.I.)
                                                                             Limited;
                                                                           Deputy Managing
                                                                             Director, Hanny
                                                                             Holdings Limited;
                                                                           Executive Director, ITC
                                                                             Corporation Limited;
                                                                           Vice Chairman, Oxford
                                                                             Properties Group, Inc.;
                                                                           Chairman and Chief
                                                                             Executive Officer,
                                                                             Burcon NutraScience
                                                                             Corporation.

                                  SCHEDULE II

                 Executive Officers and Directors of B2B Ltd.
                            as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.

                                                                           Principal Business or
                                                                           Present Principal
                                                                           Occupation or
                                                                           Employment and, if
                                                                           Applicable, the Name,
                                                                           Principal Business
                                                                           Address of Any
                                                                           Corporation or Other
                                                                           Organization in Which
                                                                           Said Employment is
Name and Title           Business Address                Citizenship       Conducted.
Lien Kait Long           c/o 52/F, Bank of China         Singapore         Director, B2B Ltd.;
                         Tower, 1 Garden Road,                             Director, China Energy
                         Hong Kong                                           Holdings Limited;
                                                                           Director, China
                                                                             Pharmaceutical
                                                                             Industrial Limited;
                                                                           Director, Australia
                                                                             Net.com Limited;
                                                                           Executive Director,
                                                                             China Internet Global
                                                                             Alliance Limited;
                                                                           Director, Katmon
                                                                             Limited;
                                                                           Director, Carling
                                                                             International Limited;
                                                                           Director, Favour Leader
                                                                             Limited;
                                                                           Director, Kamthorn
                                                                             Limited.

Li Ling Xiu              c/o 52/F, Bank of China         China             Director, B2B Ltd.;
                         Tower, 1 Garden Road,                             Director, China Energy
                         Hong Kong                                           Holdings Limited;
                                                                           Director, China
                                                                             Pharmaceutical
                                                                             Industrial Limited;
                                                                           Director, Katmon
                                                                             Limited;

                                                                           Director, Carling
                                                                             International Limited;
                                                                           Director, Favour Leader
                                                                             Limited;
                                                                           Director, Kamthorn
                                                                             Limited.

Ma Wai Man, Catherine    c/o 52/F, Bank of China         Hong Kong         Director, B2B Ltd.;
                         Tower, 1 Garden Road,                             Director, China Energy
                         Hong Kong                                           Holdings Limited;
                                                                           Director, China
                                                                             Pharmaceutical
                                                                             Industrial Limited;
                                                                           Director, Australia
                                                                             Net.com Limited;
                                                                           Executive Director,
                                                                             China Internet
                                                                             Global Alliance
                                                                             Limited;
                                                                           Director, Katmon
                                                                             Limited;
                                                                           Director, Carling
                                                                             International Limited;
                                                                           Director, Kamthorn
                                                                             Limited.

                                 SCHEDULE III

       Executive Officers and Directors of Calisan Developments Limited
                            as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.

                                                                           Principal Business or
                                                                           Present Principal
                                                                           Occupation or
                                                                           Employment and, if
                                                                           Applicable, the Name,
                                                                           Principal Business
                                                                           Address of Any
                                                                           Corporation or Other
                                                                           Organization in Which
                                                                           Said Employment is
Name and Title           Business Address                Citizenship       Conducted.
Chau Mei Wah, Rosanna    c/o 31/F, Paul Y. Centre        Australia         Director, Calisan
                         51 Hung To Road                                     Developments
                         Kwun Tong, Kowloon                                  Limited;
                         Hong Kong                                         Director, Oxford
                                                                             Properties Group,
                                                                             Inc.;
                                                                           Director, Burcon
                                                                             NutraScience
                                                                             Corporation;
                                                                           Director, China
                                                                             CyberPort Limited;
                                                                           Director, Great
                                                                             Decision Limited;
                                                                           Director, Paul Y. -
                                                                             ITC Investments
                                                                             Group Limited;
                                                                           Director, Paul Y. -
                                                                             ITC Construction
                                                                             Holdings (B.V.I.)
                                                                             Limited;
                                                                           Executive Director,
                                                                             Paul Y. - ITC
                                                                             Construction
                                                                             Holdings Limited;
                                                                           Director, Hollyfield
                                                                             Group Limited;
                                                                           Managing Director,
                                                                             ITC Corporation

                                                                             Limited;
                                                                           Managing Director,
                                                                             Star East Holdings
                                                                             Limited;
                                                                           Director,
                                                                             Mankar Assets
                                                                             Limited;
                                                                           Director,
                                                                             Famex Investment
                                                                             Limited;
                                                                           Executive Director,
                                                                             China Internet Global
                                                                             Alliance Limited.

Chan Fut Yan             c/o 31/F., Paul Y. Centre,      United Kingdom    Director, Calisan
                         51 Hung To Road,                                    Developments
                         Kwun Tong,                                          Limited;
                         Kowloon,                                          Vice Chairman, China
                         Hong Kong                                           CyberPort Limited;
                                                                           Executive Director,
                                                                             ITC Corporation
                                                                             Limited;
                                                                           Director, Hollyfield
                                                                             Group Limited;
                                                                           Managing Director,
                                                                             Paul Y. - ITC
                                                                             Construction
                                                                             Holdings Limited;
                                                                           Director, Paul Y. -
                                                                             ITC Construction
                                                                             Holdings (B.V.I.)
                                                                             Limited;
                                                                           Director,
                                                                             Famex Investment
                                                                             Limited;
                                                                           Director, Great
                                                                             Decision Limited.
Lau Ko Yuen, Tom         c/o 31/F, Paul Y. Centre        United Kingdom    Director, Calisan
                         51 Hung To Road                                     Developments
                         Kwun Tong, Kowloon                                  Limited;
                         Hong Kong                                         Executive Director,
                                                                             China Internet Global
                                                                             Alliance Limited;
                                                                           Director, Great
                                                                             Decision Limited;
                                                                           Director, Paul Y. -
                                                                             ITC Investments
                                                                             Group Limited;

                                                                           Director, Paul Y. -
                                                                             ITC Construction
                                                                             Holdings (B.V.I.)
                                                                             Limited;
                                                                           Deputy Chairman,
                                                                             Paul Y. - ITC
                                                                             Construction
                                                                             Holdings Limited;
                                                                           Director, Hollyfield
                                                                             Group Limited;
                                                                           Deputy Chairman,
                                                                             ITC Corporation
                                                                             Limited;
                                                                           Director,
                                                                             Famex Investment
                                                                             Limited;
                                                                           Director,
                                                                             Mankar Assets
                                                                             Limited;
                                                                           Chairman, Downer
                                                                             Group Limited.

                                  SCHEDULE IV

          Executive Officers and Directors of Great Decision Limited
                            as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre         United Kingdom     Director, Great
                           51 Hung To Road                                      Decision Limited;
                           Kwun Tong, Kowloon                                  Director, Calisan
                           Hong Kong                                            Developments
                                                                                Limited;
                                                                               Director, Paul Y. -
                                                                                ITC Investments
                                                                                Group Limited;
                                                                               Director, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings (B.V.I.)
                                                                                Limited;
                                                                               Deputy Chairman,
                                                                                Paul Y. - ITC
                                                                                Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Deputy Chairman,
                                                                                ITC Corporation
                                                                                Limited;
                                                                               Director,
                                                                                Famex Investment
                                                                                Limited;
                                                                               Director,
                                                                                Mankar Assets
                                                                                Limited;

                                                                               Chairman, Downer
                                                                                Group Limited;
                                                                               Executive Director,
                                                                                China Internet Global
                                                                                Alliance Limited.
Chan Fut Yan               c/o 31/F, Paul Y. Centre         United Kingdom     Director, Great
                           51 Hung To Road                                      Decision Limited;
                           Kwun Tong, Kowloon                                  Vice Chairman, China
                           Hong Kong                                            CyberPort Limited;
                                                                               Director, Calisan
                                                                                Developments
                                                                                Limited;
                                                                               Director, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings (B.V.I.)
                                                                                Limited;
                                                                               Managing Director,
                                                                                Paul Y. - ITC
                                                                                Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Director,
                                                                                Famex Investment
                                                                                Limited;
                                                                               Executive Director,
                                                                                ITC Corporation
                                                                                Limited.

Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre         Australia          Director, Great
                           51 Hung To Road                                      Decision Limited;
                           Kwun Tong, Kowloon                                  Director, Oxford
                           Hong Kong                                            Properties Group,
                                                                                Inc.;
                                                                               Director, Burcon
                                                                                NutraScience
                                                                                Corporation;
                                                                               Director, China
                                                                                CyberPort Limited;
                                                                               Director, Calisan
                                                                                Developments
                                                                                Limited;
                                                                               Director, Paul Y. -
                                                                                ITC Investments
                                                                                Group Limited;
                                                                               Director, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings (B.V.I.)

                                                                                Limited;
                                                                               Executive Director,
                                                                                Paul Y. - ITC
                                                                                Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director,
                                                                                ITC Corporation
                                                                                Limited;
                                                                               Managing Director,
                                                                                Star East Holdings
                                                                                Limited;
                                                                               Director,
                                                                                Mankar Assets
                                                                                Limited;
                                                                               Director,
                                                                                Famex Investment
                                                                                Limited;
                                                                               Executive Director,
                                                                                China Internet Global
                                                                                Alliance Limited.

                                  SCHEDULE V

  Executive Officers and Directors of Paul Y. - ITC Investments Group Limited
                            as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Chan Kwok Keung, Charles   c/o 33/F., Paul Y. Centre,       United Kingdom     Director, Paul Y. -
                           51 Hung To Road,                                     ITC Investments
                           Kwun Tong,                                           Group Limited;
                           Kowloon,                                            Non-Executive
                           Hong Kong                                            Director, Downer
                                                                                Group Limited;
                                                                               Chairman, China Tire
                                                                                e-commerce.com,
                                                                                Ltd.;
                                                                               Director, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings (B.V.I.)
                                                                                Limited;
                                                                               Chairman, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director,
                                                                                Hanny Holdings
                                                                                Limited;
                                                                               Chairman, ITC
                                                                                Corporation Limited;
                                                                               Director, Galaxyway
                                                                                Investments Limited;
                                                                               Director, Chinaview
                                                                                International

                                                                                Limited;
                                                                               Director,
                                                                                Famex Investment
                                                                                Limited;
                                                                               Chairman, Asia
                                                                                Logistics
                                                                                Technologies
                                                                                Limited;
                                                                               Director,
                                                                                Oxford Properties
                                                                                Group, Inc.;
                                                                               Vice Chairman and
                                                                                Chief Executive
                                                                                Officer, China
                                                                                Internet Global
                                                                                Alliance Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre         United Kingdom     Director, Paul Y. -
                           51 Hung To Road                                      ITC Investments
                           Kwun Tong, Kowloon                                   Group Limited;
                           Hong Kong                                           Director, Calisan
                                                                                Developments
                                                                                Limited;
                                                                               Director, Great
                                                                                Decision Limited;
                                                                               Director, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings (B.V.I.)
                                                                                Limited;
                                                                               Deputy Chairman,
                                                                                Paul Y. - ITC
                                                                                Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Deputy Chairman,
                                                                                ITC Corporation
                                                                                Limited;
                                                                               Director,
                                                                                Famex Investment
                                                                                Limited;
                                                                               Director,
                                                                                Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer
                                                                                Group Limited;
                                                                               Executive Director,
                                                                                China Internet Global
                                                                                Alliance Limited.

Chau Mei Wah, Rosanna      c/o 31/F., Paul Y. Centre,       Australia          Director, Paul Y. -
                           51 Hung To Road,                                     ITC Investments
                           Kwun Tong,                                           Group Limited;
                           Kowloon,                                            Director, Oxford
                           Hong Kong                                            Properties Group,
                                                                                Inc.;
                                                                               Director, Burcon
                                                                                NutraScience
                                                                                Corporation;
                                                                               Director, China
                                                                                CyberPort Limited;
                                                                               Director, Calisan
                                                                                Developments
                                                                                Limited;
                                                                               Director, Great
                                                                                Decision Limited;
                                                                               Director,
                                                                                Paul Y. - ITC
                                                                                Construction
                                                                                Holdings (B.V.I.)
                                                                                Limited;
                                                                               Executive Director,
                                                                                Paul Y. - ITC
                                                                                Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director,
                                                                                ITC Corporation
                                                                                Limited;
                                                                               Director,
                                                                                Mankar Assets
                                                                                Limited;
                                                                               Director,
                                                                                Famex Investment
                                                                                Limited.
                                                                               Managing Director,
                                                                                Star East Holdings
                                                                                Limited;
                                                                               Executive Director,
                                                                                China Internet Global
                                                                                Alliance Limited.

                                  SCHEDULE VI

Executive Officers and Directors of Paul Y. - ITC Construction Holdings (B.V.I.)
                                    Limited
                            as of October 18, 2000

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Chan Kwok Keung, Charles   c/o 33/F., Paul Y. Centre,       United Kingdom     Director, Paul Y. -
                           51 Hung To Road,                                     ITC Construction
                           Kwun Tong,                                           Holdings (B.V.I.)
                           Kowloon,                                             Limited;
                           Hong Kong                                           Non-Executive
                                                                                Director, Downer
                                                                                Group Limited;
                                                                               Chairman, China Tire
                                                                                e-commerce.com,
                                                                                Ltd.;
                                                                               Director, Paul Y. -
                                                                                ITC Investments
                                                                                Group Limited;
                                                                               Chairman, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director,
                                                                                Hanny Holdings
                                                                                Limited;
                                                                               Chairman, ITC
                                                                                Corporation Limited;
                                                                               Director, Galaxyway
                                                                                Investments Limited;
                                                                               Director, Chinaview
                                                                                International

                                                                                Limited;
                                                                               Director,
                                                                                Famex Investment
                                                                                Limited;
                                                                               Chairman, Asia
                                                                                Logistics
                                                                                Technologies
                                                                                Limited;
                                                                               Director,
                                                                                Oxford Properties
                                                                                Group, Inc.;
                                                                               Vice Chairman and
                                                                                Chief Executive
                                                                                Officer, China
                                                                                Internet Global
                                                                                Alliance Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre         United Kingdom     Director, Paul Y. -
                           51 Hung To Road                                      ITC Construction
                           Kwun Tong, Kowloon                                   Holdings (B.V.I.)
                           Hong Kong                                            Limited;
                                                                               Director, Calisan
                                                                                Developments
                                                                                Limited;
                                                                               Director, Paul Y. -
                                                                                ITC Investments
                                                                                Group Limited;
                                                                               Director, Great
                                                                                Decision Limited;
                                                                               Deputy Chairman,
                                                                                Paul Y. - ITC
                                                                                Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Deputy Chairman,
                                                                                ITC Corporation
                                                                                Limited;
                                                                               Director,
                                                                                Famex Investment
                                                                                Limited;
                                                                               Director,
                                                                                Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer
                                                                                Group Limited;
                                                                               Executive Director,
                                                                                China Internet Global
                                                                                Alliance Limited.

Fok Kin Ning, Canning      c/o 22/F, Hutchison House, 10    Australia          Director, Paul Y. -
                           Harcourt Road,                                       ITC Construction
                           Hong Kong                                            Holdings (B.V.I.)
                                                                                Limited;
                                                                               Non-Executive
                                                                                Director, China
                                                                                Internet Global
                                                                                Alliance Limited;
                                                                               Non-Executive
                                                                                Director, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings Limited;
                                                                               Non-Executive
                                                                                Director, Hanny
                                                                                Holdings Limited;
                                                                               Group Managing
                                                                                Director, Hutchison
                                                                                Whampoa Limited;
                                                                               Deputy Chairman,
                                                                                Cheung Kong
                                                                                Infrastructure
                                                                                Holdings Limited;
                                                                               Deputy Chairman,
                                                                                Hongkong Electric
                                                                                Holdings Limited;
                                                                               Non-Executive
                                                                                Director, Downer
                                                                                Group Limited;
                                                                               Executive Director,
                                                                                Cheung Kong
                                                                                (Holdings) Limited;


Chan Fut Yan               c/o 31/F., Paul Y. Centre,       United Kingdom     Director, Paul Y. -
                           51 Hung To Road,                                     ITC Construction
                           Kwun Tong,                                           Holdings (B.V.I.)
                           Kowloon,                                             Limited;
                           Hong Kong                                           Vice Chairman, China
                                                                                CyberPort Limited;
                                                                               Director, Calisan
                                                                                Developments
                                                                                Limited;
                                                                               Director, Great
                                                                                Decision Limited;
                                                                               Managing Director,
                                                                                Paul Y. - ITC
                                                                                Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield

                                                                                Group Limited;
                                                                               Director,
                                                                                Famex Investment
                                                                                Limited;
                                                                               Executive Director,
                                                                                ITC Corporation
                                                                                Limited.

George Colin Magnus        c/o 7/F, Cheung Kong             United             Director, Paul Y. -
                           Centre Queen's Road,             Kingdom             ITC Construction
                           Central Hong Kong                                    Holdings (B.V.I.)
                                                                                Limited;
                                                                               Non-Executive
                                                                                Director, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings Limited;
                                                                               Chairman, Hongkong
                                                                                Electric Holdings
                                                                                Limited;
                                                                               Deputy Chairman,
                                                                                Cheung Kong
                                                                                (Holdings) Limited;
                                                                               Deputy Chairman,
                                                                                Cheung Kong
                                                                                Infrastructure
                                                                                Holdings Limited;
                                                                               Executive Director,
                                                                                Hutchison Whampoa
                                                                                Limited.

Chau Mei Wah, Rosanna      c/o 31/F., Paul Y. Centre,       Australia          Director, Paul Y. -
                           51 Hung To Road,                                     ITC Construction
                           Kwun Tong,                                           Holdings (B.V.I.)
                           Kowloon,                                             Limited;
                           Hong Kong                                           Director, Oxford
                                                                                Properties Group,
                                                                                Inc.;
                                                                               Director, Burcon
                                                                                NutraScience
                                                                                Corporation;
                                                                               Director, China
                                                                                CyberPort Limited;
                                                                               Director, Calisan
                                                                                Developments
                                                                                Limited;
                                                                               Director, Paul Y. -
                                                                                ITC Investments
                                                                                Group Limited;
                                                                               Director, Great

                                                                                Decision Limited;
                                                                               Executive Director,
                                                                                Paul Y. - ITC
                                                                                Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director,
                                                                                ITC Corporation
                                                                                Limited;
                                                                               Managing Director,
                                                                                Star East Holdings
                                                                                Limited;
                                                                               Director,
                                                                                Mankar Assets
                                                                                Limited;
                                                                               Director,
                                                                                Famex Investment
                                                                                Limited;
                                                                               Executive Director,
                                                                                China Internet Global
                                                                                Alliance Limited.

                                 SCHEDULE VII

Executive Officers and Directors of Paul Y. - ITC Construction Holdings Limited
                            as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Chan Kwok Keung, Charles    c/o 33/F., Paul Y. Centre,     United Kingdom     Chairman, Paul Y. -
                            51 Hung To Road,                                   ITC Construction
                            Kwun Tong,                                         Holdings Limited;
                            Kowloon,                                          Non-Executive
                            Hong Kong                                          Director, Downer
                                                                               Group Limited;
                                                                              Chairman, China Tire
                                                                               e-commerce.com,
                                                                               Ltd.;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group
                                                                               Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Managing Director,
                                                                               Hanny Holdings
                                                                               Limited;
                                                                              Chairman, ITC
                                                                               Corporation Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Director,

                                                                               Famex Investment
                                                                               Limited;
                                                                              Chairman, Asia
                                                                               Logistics
                                                                               Technologies Limited;
                                                                              Director,
                                                                               Oxford Properties
                                                                               Group, Inc.;
                                                                              Vice Chairman and
                                                                               Chief Executive
                                                                               Officer, China
                                                                               Internet Global
                                                                               Alliance Limited.

Lau Ko Yuen, Tom            c/o 31/F., Paul Y. Centre,     United Kingdom     Deputy Chairman, Paul
                            51 Hung To Road,                                   Y. - ITC Construction
                            Kwun Tong,                                         Holdings Limited;
                            Kowloon,                                          Director, Calisan
                            Hong Kong                                          Developments
                                                                               Limited;
                                                                              Director, Paul Y. -
                                                                               ITC Construction
                                                                               Holdings (B.V.I.)
                                                                               Limited;
                                                                              Director, Paul Y. -
                                                                               ITC Investments
                                                                               Group Limited;
                                                                              Director, Great
                                                                               Decision Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Deputy Chairman,
                                                                               ITC Corporation
                                                                               Limited;
                                                                              Director,
                                                                               Famex Investment
                                                                               Limited;
                                                                              Director,
                                                                               Mankar Assets
                                                                               Limited;
                                                                              Chairman, Downer
                                                                               Group Limited;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

Chan Fut Yan                c/o 31/F., Paul Y. Centre,     United Kingdom     Managing Director,
                            51 Hung To Road,                                   Paul Y. - ITC
                            Kwun Tong,                                         Construction Holdings

                            Kowloon,                                           Limited;
                            Hong Kong                                         Vice Chairman, China
                                                                               CyberPort Limited;
                                                                              Director, Calisan
                                                                               Developments
                                                                               Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Great
                                                                               Decision Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Director,
                                                                               Famex Investment
                                                                               Limited;
                                                                              Executive Director,
                                                                               ITC Corporation
                                                                               Limited.

Chau Mei Wah, Rosanna       c/o 31/F., Paul Y. Centre,     Australia          Executive Director,
                            51 Hung To Road,                                   Paul Y. - ITC
                            Kwun Tong,                                         Construction Holdings
                            Kowloon,                                           Limited;
                            Hong Kong                                         Director, Oxford
                                                                               Properties Group,
                                                                               Inc.;
                                                                              Director, Burcon
                                                                               NutraScience
                                                                               Corporation;
                                                                              Director, China
                                                                               CyberPort Limited;
                                                                              Director, Calisan
                                                                               Developments
                                                                               Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group
                                                                               Limited;
                                                                              Director, Great
                                                                               Decision Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Managing Director,
                                                                               ITC Corporation
                                                                               Limited;
                                                                              Managing Director,

                                                                               Star East Holdings
                                                                               Limited;
                                                                              Director,
                                                                               Mankar Assets
                                                                               Limited;
                                                                              Director,
                                                                               Famex Investment
                                                                               Limited;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

George Colin Magnus         c/o 7/F, Cheung Kong Centre,   United Kingdom     Non-Executive
                            2 Queen's Road, Central,                           Director, Paul Y. -
                            Hong Kong                                          ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Chairman, Hongkong
                                                                               Electric Holdings
                                                                               Limited;
                                                                              Deputy Chairman,
                                                                               Cheung Kong
                                                                               (Holdings) Limited;
                                                                              Deputy Chairman,
                                                                               Cheung Kong
                                                                               Infrastructure
                                                                               Holdings Limited;
                                                                              Executive Director,
                                                                               Hutchison Whampoa
                                                                               Limited.

Fok Kin Ning, Canning       c/o 22/F, Hutchison House,     Australia          Non-Executive
                            10 Harcourt Road,                                  Director, Paul Y. -
                            Hong Kong                                          ITC Construction
                                                                               Holdings Limited;
                                                                              Non-Executive
                                                                               Director, China
                                                                               Internet Global
                                                                               Alliance Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Non-Executive
                                                                               Director, Hanny
                                                                               Holdings
                                                                               Limited;
                                                                              Group Managing

                                                                               Director, Hutchison
                                                                               Whampoa Limited;
                                                                              Deputy Chairman,
                                                                               Cheung Kong
                                                                               Infrastructure
                                                                               Holdings Limited;
                                                                              Deputy Chairman,
                                                                               Hongkong Electric
                                                                               Holdings Limited;
                                                                              Non-Executive
                                                                               Director, Downer
                                                                               Group Limited;
                                                                              Executive Director,
                                                                               Cheung Kong
                                                                               (Holdings) Limited;

Ip Tak Chuen, Edmond        c/o 8/F, Cheung Kong Centre,   United Kingdom     Non-Executive
                            2 Queen's Road, Central,                           Director, Paul Y. -
                            Hong Kong                                          ITC Construction
                                                                               Holdings Limited;
                                                                              Non-Executive
                                                                               Director, Hanny
                                                                               Holdings Limited;
                                                                              Executive Director,
                                                                               Cheung Kong
                                                                               (Holdings) Limited;
                                                                              Executive Director,
                                                                               Cheung Kong
                                                                               Infrastructure
                                                                               Holdings Limited.

Wong Kam Cheong, Stanley    c/o 29/F., Paul Y. Centre,     China              Non-Executive
                            51 Hung To Road,                                   Director, Paul Y. -
                            Kwun Tong,                                         ITC Construction
                            Kowloon,                                           Holdings Limited;
                            Hong Kong                                         Executive Director,
                                                                               Huey Tai
                                                                               International Limited;
                                                                              Executive Director,
                                                                               Asean Resources
                                                                               Holdings Limited.

Cheung Ting Kau, Vincent    c/o 15/F, Alexandra House,     United Kingdom     Independent Non-
                            16-20 Chater Road,                                 Executive Director,
                            Central, Hong Kong                                 Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Executive Director,
                                                                               Global Food Culture

                                                                               Group Limited.

Kwok Shiu Keung, Ernest     c/o Room 1006,                 Australia          Independent Non-
                            Wing On Centre,                                    Executive Director,
                            111 Connaught Road Central,                        Paul Y. - ITC
                            Hong Kong                                          Construction Holdings
                                                                               Limited

                                 SCHEDULE VIII

          Executive Officers and Directors of Hollyfield Group Limited
                             as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.


                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Chan Kwok Keung, Charles   c/o 33/F., Paul Y. Centre,       United Kingdom     Director, Hollyfield
                           51 Hung To Road,                                     Group Limited;
                           Kwun Tong,                                          Non-Executive
                           Kowloon,                                             Director, Downer
                           Hong Kong                                            Group Limited;
                                                                               Chairman, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings Limited;
                                                                               Chairman, China Tire
                                                                                e-commerce.com,
                                                                                Ltd.;
                                                                               Director, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings (B.V.I.)
                                                                                Limited;
                                                                               Director, Paul Y. -
                                                                                ITC Investments
                                                                                Group Limited;
                                                                               Managing Director,
                                                                                Hanny Holdings
                                                                                Limited;
                                                                               Chairman, ITC
                                                                                Corporation Limited;
                                                                               Director, Galaxyway
                                                                                Investments Limited;
                                                                               Director, Chinaview
                                                                                International
                                                                                Limited;

                                                                               Director,
                                                                                Famex Investment
                                                                                Limited;
                                                                               Chairman, Asia
                                                                                Logistics
                                                                                Technologies
                                                                                Limited;
                                                                               Director,
                                                                                Oxford Properties
                                                                                Group, Inc.;
                                                                               Vice Chairman and
                                                                                Chief Executive
                                                                                Officer, China
                                                                                Internet Global
                                                                                Alliance Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre         United Kingdom     Director, Hollyfield
                           51 Hung To Road                                      Group Limited;
                           Kwun Tong, Kowloon                                  Director, Calisan
                           Hong Kong                                            Developments
                                                                                Limited;
                                                                               Director, Paul Y. -
                                                                                ITC Construction
                                                                                Holdings (B.V.I.)
                                                                                Limited;
                                                                               Director, Paul Y. -
                                                                                ITC Investments
                                                                                Group Limited;
                                                                               Director, Great
                                                                                Decision Limited;
                                                                               Deputy Chairman,
                                                                                Paul Y. - ITC
                                                                                Construction
                                                                                Holdings Limited;
                                                                               Deputy Chairman,
                                                                                ITC Corporation;
                                                                               Director,
                                                                                Famex Investment
                                                                                Limited;
                                                                               Director,
                                                                                Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer
                                                                                Group Limited;
                                                                               Executive Director,
                                                                                China Internet Global
                                                                                Alliance Limited.

Chan Fut Yan                 c/o 31/F., Paul Y. Centre,      United Kingdom       Director, Hollyfield
                             51 Hung To Road,                                      Group Limited;
                             Kwun Tong,                                           Vice Chairman, China
                             Kowloon,                                              CyberPort Limited;
                             Hong Kong                                            Director, Calisan
                                                                                   Developments
                                                                                   Limited;
                                                                                   Managing Director,
                                                                                   Paul Y. - ITC
                                                                                   Construction
                                                                                   Holdings Limited;
                                                                                  Director, Paul Y. -
                                                                                   ITC Construction
                                                                                   Holdings (B.V.I.)
                                                                                   Limited;
                                                                                  Director, Great
                                                                                   Decision Limited;
                                                                                  Director,
                                                                                   Famex Investment
                                                                                   Limited;
                                                                                  Executive Director,
                                                                                   ITC Corporation
                                                                                   Limited.

Chau Mei Wah, Rosanna        c/o 31/F., Paul Y. Centre,         Australia         Director, Hollyfield
                             51 Hung To Road,                                      Group Limited;
                             Kwun Tong,                                           Director, Oxford
                             Kowloon,                                              Properties Group,
                             Hong Kong                                             Inc.;
                                                                                  Director, Burcon
                                                                                   NutraScience
                                                                                   Corporation;
                                                                                  Director, China
                                                                                   CyberPort Limited;
                                                                                  Director, Calisan
                                                                                   Developments
                                                                                   Limited;
                                                                                  Executive Director,
                                                                                   Paul Y. - ITC
                                                                                   Construction
                                                                                   Holdings Limited;
                                                                                  Director, Paul Y. -
                                                                                   ITC Construction
                                                                                   Holdings (B.V.I.)
                                                                                   Limited;
                                                                                  Director, Paul Y. -
                                                                                   ITC Investments
                                                                                   Group Limited;

                                                                                  Director, Great
                                                                                   Decision Limited;
                                                                                  Managing Director,
                                                                                   ITC Corporation
                                                                                   Limited;
                                                                                  Managing Director,
                                                                                   Star East Holdings
                                                                                   Limited;
                                                                                  Director,
                                                                                   Mankar Assets
                                                                                   Limited;
                                                                                  Director,
                                                                                   Famex Investment
                                                                                   Limited;
                                                                                  Executive Director,
                                                                                   China Internet Global
                                                                                   Alliance Limited.

                                  SCHEDULE IX

            Executive Officers and Directors of Well Orient Limited
                             as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.


                                                                             Principal Business or
                                                                             Present Principal
                                                                             Occupation or Employment
                                                                             and, if Applicable, the
                                                                             Name, Principal Business
                                                                             Address of Any Corporation
                                                                             or Other Organization in
                                                                             Which Said Employment is
Name and Title                   Business Address           Citizenship      Conducted.
Allan Yap                        c/o 8/F, Paul Y. Centre,   Canada           Director, Well Orient
                                 51 Hung To Road,                             Limited;
                                 Kwun Tong,                                  Vice Chairman, China
                                 Kowloon,                                     Tire e-commerce.com,
                                 Hong Kong                                    Ltd.;
                                                                             Director, Powervote
                                                                              Technology Limited;
                                                                             Director, Hanny
                                                                              Magnetics (B.V.I.)
                                                                              Limited;
                                                                             Deputy Managing
                                                                              Director, Hanny
                                                                              Holdings Limited;
                                                                             Executive Director, ITC
                                                                              Corporation Limited;
                                                                             Vice Chairman, Oxford
                                                                              Properties Group, Inc.;
                                                                             Chairman and Chief
                                                                              Executive Officer,
                                                                              Burcon NutraScience
                                                                              Corporation;
                                                                             Executive Director,
                                                                              China Internet Global
                                                                              Alliance Limited.

Richard, Siu Tsuen Lui     c/o 8/F., Paul Y. Centre,         Hong Kong       Director, Well Orient
                           51 Hung To Road,                                   Limited;
                           Kwun Tong,                                        Director, Powervote
                           Kowloon,                                           Technology Limited;
                           Hong Kong                                         Director, Hanny
                                                                              Magnetics (B.V.I.)
                                                                              Limited;
                                                                             Chief Financial Officer,
                                                                              Hanny Holdings
                                                                              Limited;
                                                                             Director, China
                                                                              Development
                                                                              Corporation Limited.

                                  SCHEDULE X

       Executive Officers and Directors of Powervote Technology Limited
                            as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.


                                                                             Principal Business or
                                                                             Present Principal
                                                                             Occupation or Employment
                                                                             and, if Applicable, the
                                                                             Name, Principal Business
                                                                             Address of Any Corporation
                                                                             or Other Organization in
                                                                             Which Said Employment is
Name and Title             Business Address              Citizenship         Conducted.
Allan Yap                  c/o 8/F, Paul Y. Centre,      Canada              Director, Powervote
                           51 Hung To Road,                                   Technology Limited;
                           Kwun Tong,                                        Vice Chairman, China
                           Kowloon,                                           Tire e-commerce.com,
                           Hong Kong                                          Ltd.;
                                                                             Director, Well Orient
                                                                              Limited;
                                                                             Director, Hanny
                                                                              Magnetics (B.V.I.)
                                                                              Limited;
                                                                             Deputy Managing
                                                                              Director, Hanny
                                                                              Holdings Limited;
                                                                             Executive Director, ITC
                                                                              Corporation Limited;
                                                                             Vice Chairman, Oxford
                                                                              Properties Group, Inc.;
                                                                             Chairman and Chief
                                                                              Executive Officer,
                                                                              Burcon NutraScience
                                                                              Corporation;
                                                                             Executive Director,
                                                                              China Internet Global
                                                                              Alliance Limited.

Richard, Siu Tsuen Lui     c/o 8/F., Paul Y. Centre,     Hong Kong           Director, Powervote
                           51 Hung To Road,                                   Technology Limited;
                           Kwun Tong,                                        Director, Well Orient
                           Kowloon,                                           Limited;
                           Hong Kong                                         Director, Hanny
                                                                              Magnetics (B.V.I.)
                                                                              Limited;
                                                                             Chief Financial Officer,
                                                                              Hanny Holdings Limited;
                                                                             Director, China
                                                                              Development Corporation
                                                                              Limited.

                                  SCHEDULE XI

     Executive Officers and Directors of Hanny Magnetics (B.V.I.) Limited
                            as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.


                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Allan Yap                  c/o 8/F., Paul Y. Centre,        Canada             Director, Hanny
                           51 Hung To Road,                                     Magnetics (B.V.I.)
                           Kwun Tong,                                           Limited;
                           Kowloon,                                            Vice Chairman, China
                           Hong Kong                                            Tire e-commerce.
                                                                                com, Ltd.;
                                                                               Director, Powervote
                                                                                Technology Limited;
                                                                               Director, Well Orient
                                                                                Limited;
                                                                               Deputy Managing
                                                                                Director, Hanny
                                                                                Holdings Limited;
                                                                               Executive Director,
                                                                                ITC Corporation Limited;
                                                                               Vice Chairman,
                                                                                Oxford Properties
                                                                                Group, Inc.;
                                                                               Chairman and Chief
                                                                                Executive Officer,
                                                                                Burcon NutraScience
                                                                                Corporation;
                                                                               Executive Director,
                                                                                China Internet Global
                                                                                Alliance Limited.

Chan Kwok Hung             c/o 33/F., Paul Y. Centre,       United Kingdom     Director, Hanny
                           51 Hung To Road,                                     Magnetics (B.V.I.)
                           Kwun Tong,                                           Limited;
                           Kowloon,                                            Chairman, China
                           Hong Kong                                            CyberPort Limited;
                                                                               Executive Director,
                                                                                Hanny Holdings
                                                                                Limited;
                                                                               Executive Director,
                                                                                ITC Corporation
                                                                                Limited;
                                                                               Chairman, Tung Fong
                                                                                Hung (Holdings)
                                                                                Limited;
                                                                               Executive Director,
                                                                                Star East Holdings
                                                                                Limited;
                                                                               Executive Director,
                                                                                Asia Logistics
                                                                                Technologies
                                                                                Limited;
                                                                               Executive Director,
                                                                                China Internet Global
                                                                                Alliance Limited.

Richard, Siu Tsuen Lui        c/o 8/F., Paul Y. Centre,     Hong Kong          Director, Hanny
                              51 Hung To Road,                                  Magnetics (B.V.I.)
                              Kwun Tong,                                        Limited;
                              Kowloon,                                         Director, Powervote
                              Hong Kong                                         Technology Limited;
                                                                               Director, Well Orient
                                                                                Limited;
                                                                               Chief Financial
                                                                                Officer, Hanny
                                                                                Holdings Limited;
                                                                               Director, China
                                                                                Development
                                                                                Corporation Limited.

                                 SCHEDULE XII

          Executive Officers and Directors of Hanny Holdings Limited
                            as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.


                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Richard, Siu Tsuen Lui      c/o 8/F., Paul Y. Centre,      Hong Kong          Chief Financial Officer,
                            51 Hung To Road,                                   Hanny Holdings Limited;
                            Kwun Tong,                                        Director, Hanny
                            Kowloon,                                           Magnetics (B.V.I.)
                            Hong Kong                                          Limited;
                                                                              Director, Powervote
                                                                               Technology Limited;
                                                                              Director, Well Orient
                                                                               Limited;
                                                                              Director, China
                                                                               Development
                                                                               Corporation Limited.

Chan Kwok Keung, Charles    c/o 33/F., Paul Y. Centre,     United Kingdom     Managing Director,
                            51 Hung To Road,                                   Hanny Holdings
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Non-Executive
                            Hong Kong                                          Director, Downer
                                                                               Group Limited;
                                                                              Chairman, China Tire
                                                                               e-commerce.com,
                                                                               Ltd.;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Chairman, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Director, Paul Y. - ITC

                                Page 78 0f 102

                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Chairman, ITC
                                                                               Corporation Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Director,
                                                                               Famex Investment Limited;
                                                                              Chairman, Asia
                                                                               Logistics Technologies
                                                                               Limited;
                                                                              Director,
                                                                               Oxford Properties
                                                                               Group, Inc.;
                                                                              Vice Chairman and
                                                                               Chief Executive
                                                                               Officer, China Internet
                                                                               Global Alliance
                                                                               Limited.

Allan Yap                   c/o 8/F., Paul Y. Centre,      Canada             Deputy Managing
                            51 Hung To Road,                                   Director, Hanny
                            Kwun Tong,                                         Holdings Limited;
                            Kowloon,                                          Vice Chairman, China
                            Hong Kong                                          Tire e-commerce.
                                                                               com, Ltd.;
                                                                              Director, Hanny
                                                                               Magnetics (B.V.I.)
                                                                               Limited;
                                                                              Director, Powervote
                                                                               Technology Limited;
                                                                              Director, Well Orient
                                                                               Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Vice Chairman, Oxford
                                                                               Properties Group, Inc.;
                                                                              Chairman and Chief
                                                                               Executive Officer,
                                                                               Burcon NutraScience
                                                                               Corporation;
                                                                              Executive Director,
                                                                               China Internet Global

                                                                              Alliance Limited.

Chan Kwok Hung              c/o 33/F., Paul Y. Centre,     United Kingdom     Executive Director,
                            51 Hung To Road,                                   Hanny Holdings
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Chairman, China
                            Hong Kong                                          CyberPort Limited;
                                                                              Director, Hanny
                                                                               Magnetics (B.V.I.)
                                                                               Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Chairman, Tung Fong
                                                                               Hung (Holdings)
                                                                               Limited;
                                                                              Executive Director, Star
                                                                               East Holdings Limited;
                                                                              Executive Director, Asia
                                                                               Logistics Technologies
                                                                               Limited;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

Cheung Kwok Wah, Ken        c/o 33/F., Paul Y. Centre,     United Kingdom     Executive Director,
                            51 Hung To Road,                                   Hanny Holdings
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Executive Director,
                            Hong Kong                                          ITC Corporation
                                                                               Limited;
                                                                              Vice Chairman and
                                                                               Managing Director,
                                                                               Tung Fong Hung
                                                                               (Holdings) Limited.

Yuen Tin Fan, Francis       c/o 41/F, Hong Kong Telecom    United Kingdom     Chairman, and
                            Tower, Taikoo Place,                               Independent Non-
                            Quarry Bay,                                       Executive Director,
                            Hong Kong                                          Hanny Holdings
                                                                               Limited


Fok Kin Ning, Canning       c/o 22/F, Hutchison House,     Australia          Non-Executive Director,
                            10 Harcourt Road,                                  Hanny Holdings
                            Hong Kong                                          Limited;
                                                                              Non-Executive Director,
                                                                               Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Non-Executive Director,

                                                                               China Internet
                                                                               Global Alliance
                                                                               Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Group Managing
                                                                               Director, Hutchison
                                                                               Whampoa Limited;
                                                                              Deputy Chairman,
                                                                               Cheung Kong
                                                                               Infrastructure Holdings
                                                                               Limited;
                                                                              Deputy Chairman,
                                                                               Hongkong Electric
                                                                               Holdings Limited;
                                                                              Non-Executive
                                                                               Director, Downer
                                                                               Group Limited;
                                                                              Executive Director,
                                                                               Cheung Kong
                                                                               (Holdings) Limited.

Ip Tak Chuen, Edmond        c/o 8/F, Cheung Kong Centre,   United Kingdom     Non-Executive Director,
                            2 Queen's Road Central, Hong                       Hanny Holdings
                            Kong                                               Limited;
                                                                              Non-Executive Director,
                                                                               Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Executive Director,
                                                                               Cheung Kong
                                                                               (Holdings) Limited;
                                                                              Executive Director,
                                                                               Cheung Kong
                                                                               Infrastructure Holdings
                                                                               Limited.


Cheung Hon Kit              c/o 33/F., Paul Y. Centre,     Hong Kong          Non-Executive Director,
                            51 Hung To Road,                                   Hanny Holdings
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Independent Non-
                            Hong Kong                                          Executive Director,
                                                                               ITC Corporation
                                                                               Limited;
                                                                              Director, Emperor
                                                                               International Holdings
                                                                               Limited;
                                                                              Director, Huey Tai

                                                                               International Limited.

Ma Si Hang, Frederick       c/o 41/F, Exchange Square,     Canada             Independent Non-
                            Central,                                           Executive Director,
                            Hong Kong                                          Hanny Holdings
                                                                               Limited;
                                                                              Managing Director and
                                                                               Asia Area Executive,
                                                                               The Chase Manhattan
                                                                               Private Bank

Tsang Link Carl, Brian      c/o 9/F, The Bank of East      Hong Kong          Independent Non-
                            Asia Building, 10 Des Voeux                        Executive Director,
                            Road, Central,                                     Hanny Holdings
                            Hong Kong                                          Limited;
                                                                              Partner, Iu, Lai
                                                                               & Li, Solicitors and
                                                                               Notaries

Dorothy Law                 c/o 33/F., Paul Y. Centre,     Canada             Corporate Counsel,
                            51 Hung To Road,                                   Hanny Holdings
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Director, China Tire
                            Hong Kong                                          e-commerce.com Ltd.;
                                                                              Director and Vice
                                                                               President, Legal and
                                                                               Corporate Secretary,
                                                                               Burcon NutraScience
                                                                               Corporation.


                                 SCHEDULE XIII

          Executive Officers and Directors of Famex Investment Limited
                             as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.


                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Chan Kwok Keung, Charles    c/o 33/F., Paul Y. Centre,     United Kingdom     Director,
                            51 Hung To Road,                                   Famex Investment
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Non-Executive
                            Hong Kong                                          Director, Downer
                                                                               Group Limited;
                                                                              Chairman, China Tire
                                                                               e-commerce.com,
                                                                               Ltd.;
                                                                              Chairman,
                                                                               ITC Corporation
                                                                               Limited;
                                                                              Managing Director,
                                                                               Hanny Holdings
                                                                               Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Chairman, Paul Y. -
                                                                               ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group
                                                                               Limited;

                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Chairman, Asia
                                                                               Logistics
                                                                               Technologies Limited;
                                                                              Director,
                                                                               Oxford Properties
                                                                               Group, Inc.;
                                                                              Vice Chairman and
                                                                               Chief Executive
                                                                               Officer, China
                                                                               Internet Global
                                                                               Alliance Limited.

Chan Fut Yan                c/o 31/F., Paul Y. Centre,     United Kingdom     Director,
                            51 Hung To Road,                                   Famex Investment
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Vice Chairman, China
                            Hong Kong                                          CyberPort Limited;
                                                                              Director, Calisan
                                                                               Developments
                                                                               Limited;
                                                                              Executive Director,
                                                                               ITC Corporation
                                                                               Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Managing Director,
                                                                               Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Great
                                                                               Decision Limited.

Lau Ko Yuen, Tom            c/o 31/F., Paul Y. Centre,     United Kingdom     Director,
                            51 Hung To Road,                                   Famex Investment
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Director, Calisan
                            Hong Kong                                          Developments
                                                                               Limited;
                                                                              Deputy Chairman, ITC
                                                                               Corporation Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;

                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group
                                                                               Limited;
                                                                              Director, Great
                                                                               Decision Limited;
                                                                              Deputy Chairman, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Director,
                                                                               Mankar Assets
                                                                               Limited;
                                                                              Chairman, Downer
                                                                               Group Limited;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

Chau Mei Wah, Rosanna       c/o 31/F., Paul Y. Centre,     Australia          Director,
                            51 Hung To Road,                                   Famex Investment
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Director, Oxford
                            Hong Kong                                          Properties Group,
                                                                               Inc.;
                                                                              Director, Burcon
                                                                               NutraScience
                                                                               Corporation;
                                                                              Director, China
                                                                               CyberPort Limited;
                                                                              Director, Calisan
                                                                               Developments
                                                                               Limited;
                                                                              Managing Director,
                                                                               ITC Corporation
                                                                               Limited;
                                                                              Managing Director,
                                                                               Star East Holdings
                                                                               Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Executive Director,
                                                                               Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;

                                                                              Director, Paul Y. - ITC
                                                                               Investments Group
                                                                               Limited;
                                                                              Director, Great
                                                                               Decision Limited;
                                                                              Director,
                                                                               Mankar Assets
                                                                               Limited;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

Chan Kwok Hung              c/o 33/F., Paul Y. Centre,     United Kingdom     Director,
                            51 Hung To Road,                                   Famex Investment
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Chairman, China
                            Hong Kong                                          CyberPort Limited;
                                                                              Executive Director,
                                                                               ITC Corporation
                                                                               Limited;
                                                                              Director, Hanny
                                                                               Magnetics (B.V.I.)
                                                                               Limited;
                                                                              Executive Director,
                                                                               Hanny Holdings
                                                                               Limited;
                                                                              Chairman, Tung Fong
                                                                               Hung (Holdings)
                                                                               Limited;
                                                                              Executive Director,
                                                                               Star East Holdings
                                                                               Limited;
                                                                              Executive Director,
                                                                               Asia Logistics
                                                                               Technologies Limited;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

                                  SCHEDULE XIV

           Executive Officers and Directors of Mankar Assets Limited
                             as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.


                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Lau Ko Yuen, Tom            c/o 31/F., Paul Y. Centre,     United Kingdom     Director,
                            51 Hung To Road,                                   Mankar Assets
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Director, Calisan
                            Hong Kong                                          Developments
                                                                               Limited;
                                                                              Director, Calisan
                                                                               Developments
                                                                               Limited;
                                                                              Deputy Chairman, ITC
                                                                               Corporation Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group
                                                                               Limited;
                                                                              Director, Great
                                                                               Decision Limited;
                                                                              Deputy Chairman, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Director,
                                                                               Famex Investment

                                                                               Limited;
                                                                              Chairman, Downer
                                                                               Group Limited;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

Chau Mei Wah, Rosanna       c/o 31/F., Paul Y. Centre,     Australia          Director,
                            51 Hung To Road,                                   Mankar Assets
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Director, Oxford
                            Hong Kong                                          Properties Group,
                                                                               Inc.;
                                                                              Director, Burcon
                                                                               NutraScience
                                                                               Corporation;
                                                                              Director, China
                                                                               CyberPort Limited;
                                                                              Director, Calisan
                                                                               Developments
                                                                               Limited;
                                                                              Managing Director,
                                                                               ITC Corporation
                                                                               Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Executive Director,
                                                                               Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group
                                                                               Limited;
                                                                              Director, Great
                                                                               Decision Limited;
                                                                              Director,
                                                                               Famex Investment
                                                                               Limited;
                                                                              Managing Director,
                                                                               Star East Holdings
                                                                               Limited;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

                                  SCHEDULE XV

          Executive Officers and Directors of ITC Corporation Limited
                             as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.


                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address                  Citizenship     Conducted.
Chan Kwok Keung, Charles    c/o 33/F., Paul Y. Centre,      United Kingdom    Chairman,
                            51 Hung To Road,                                   ITC Corporation
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Non-Executive
                            Hong Kong                                          Director, Downer
                                                                               Group Limited;
                                                                              Chairman, China Tire
                                                                               e-commerce.com,
                                                                               Ltd.;
                                                                              Managing Director,
                                                                               Hanny Holdings
                                                                               Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Chairman, Paul Y. -
                                                                               ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group
                                                                               Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;

                                                                              Director,
                                                                               Famex Investment
                                                                               Limited;
                                                                              Chairman, Asia
                                                                               Logistics
                                                                               Technologies Limited;
                                                                              Director,
                                                                               Oxford Properties
                                                                               Group, Inc.;
                                                                              Vice Chairman and
                                                                               Chief Executive
                                                                               Officer, China
                                                                               Internet Global
                                                                               Alliance Limited.

Lau Ko Yuen, Tom            c/o 31/F., Paul Y. Centre,     United Kingdom     Deputy Chairman, ITC
                            51 Hung To Road,                                   Corporation Limited;
                            Kwun Tong,                                        Director, Calisan
                            Kowloon,                                           Developments
                            Hong Kong                                          Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group
                                                                               Limited;
                                                                              Director, Great
                                                                               Decision Limited;
                                                                              Deputy Chairman, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Director,
                                                                               Famex Investment
                                                                               Limited;
                                                                              Director,
                                                                               Mankar Assets
                                                                               Limited;
                                                                              Chairman, Downer
                                                                               Group Limited;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

Chan Fut Yan                c/o 31/F., Paul Y. Centre,     United Kingdom     Executive Director,
                            51 Hung To Road,                                   ITC Corporation
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Vice Chairman, China

                            Hong Kong                                          CyberPort Limited;
                                                                              Director, Calisan
                                                                               Developments
                                                                               Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Managing Director,
                                                                               Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director,
                                                                               Famex Investment
                                                                               Limited;
                                                                              Director, Great
                                                                               Decision Limited.

Chau Mei Wah, Rosanna       c/o 31/F., Paul Y. Centre,     Australia          Managing Director,
                            51 Hung To Road,                                   ITC Corporation
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Director, Oxford
                            Hong Kong                                          Properties Group,
                                                                               Inc.;
                                                                              Director, Burcon
                                                                               NutraScience
                                                                               Corporation;
                                                                              Director, China
                                                                               CyberPort Limited;
                                                                               Director, Calisan
                                                                              Developments
                                                                               Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Executive Director,
                                                                               Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group
                                                                               Limited;
                                                                              Director, Great
                                                                               Decision Limited;
                                                                              Director,
                                                                               Mankar Assets

                                                                               Limited;
                                                                              Director,
                                                                               Famex Investment
                                                                               Limited;
                                                                              Managing Director,
                                                                               Star East Holdings
                                                                               Limited;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

Cheung Kwok Wah, Ken        c/o 33/F., Paul Y. Centre,      United Kingdom    Executive Director,
                            51 Hung To Road,                                   ITC Corporation
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Executive Director,
                            Hong Kong                                          Hanny Holdings
                                                                               Limited;
                                                                              Vice Chairman and
                                                                               Managing Director,
                                                                               Tung Fong Hung
                                                                               (Holdings) Limited.

Chan Kwok Hung              c/o 33/F., Paul Y. Centre,      United Kingdom    Executive Director,
                            51 Hung To Road,                                   ITC Corporation
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Chairman, China
                            Hong Kong                                          CyberPort Limited;
                                                                              Director, Hanny
                                                                               Magnetics (B.V.I.)
                                                                               Limited;
                                                                              Executive Director,
                                                                               Hanny Holdings
                                                                               Limited;
                                                                              Chairman, Tung Fong
                                                                               Hung (Holdings)
                                                                               Limited;
                                                                              Executive Director,
                                                                               Star East Holdings
                                                                               Limited;
                                                                              Executive Director,
                                                                               Asia Logistics
                                                                               Technologies Limited;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

Allan Yap                   c/o 7/F., Paul Y. Centre,      Canada             Executive Director,
                            51 Hung To Road,                                   ITC Corporation
                            Kwun Tong,                                         Limited;

                            Kowloon,                                          Vice Chairman, China
                            Hong Kong                                          Tire e-commerce.
                                                                               com, Ltd.;
                                                                              Director, Powervote
                                                                               Technology Limited;
                                                                              Director, Well Orient
                                                                               Limited;
                                                                              Director, Hanny
                                                                               Magnetics (B.V.I.)
                                                                               Limited;
                                                                              Deputy Managing
                                                                               Director, Hanny
                                                                               Holdings Limited;
                                                                              Vice Chairman, Oxford
                                                                               Properties Group,
                                                                               Inc.;
                                                                              Chairman and Chief
                                                                               Executive Officer,
                                                                               Burcon NutraScience
                                                                               Corporation;
                                                                              Executive Director,
                                                                               China Internet Global
                                                                               Alliance Limited.

Wong Kun To                 c/o 33/F., Paul Y. Centre,     Canada             Executive Director,
                            51 Hung To Road,                                   ITC Corporation
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Executive Director,
                            Hong Kong                                          Star East Holdings
                                                                               Limited;
                                                                              Executive Director,
                                                                               STAREASTnet.com
                                                                               Corporation.

Lam Shan                    c/o Room 906,                  China              Executive Director,
                            Paul Y. Centre,                                    ITC Corporation
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Managing Director,
                            Kowloon,                                           China CyberPort
                            Hong Kong                                          Limited;
                                                                              Executive Director,
                                                                               Tung Fong Hung
                                                                               (Holdings) Limited.

Dominic Lai                 c/o 9/F and 15/F,              China              Independent Non-
                            The Bank of East Asia                              Executive Director,
                            Building, 10 Des Voeux Road,                       ITC Corporation
                            Central, Hong Kong                                 Limited;
                                                                              Senior Partner, Iu, Lai

                                                                               & Li, Solicitors and
                                                                               Notaries.

Cheung Hon Kit              c/o 31/F., Paul Y. Centre,     Hong Kong          Independent Non-
                            51 Hung To Road,                                   Executive Director,
                            Kwun Tong,                                         ITC Corporation
                            Kowloon,                                           Limited;
                            Hong Kong                                         Non-Executive
                                                                               Director, Hanny
                                                                               Holdings Limited;
                                                                              Director, Huey Tai
                                                                               International Limited;
                                                                              Director, Emperor
                                                                               International Holdings
                                                                               Limited.

                                 SCHEDULE XVI

       Executive Officers and Directors of Galaxyway Investments Limited
                            as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.


                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Sole Director:
Chan Kwok Keung, Charles    c/o 33/F., Paul Y. Centre,     United Kingdom     Director, Galaxyway
                            51 Hung To Road,                                   Investments Limited;
                            Kwun Tong,                                        Non-Executive
                            Kowloon,                                           Director, Downer
                            Hong Kong                                          Group Limited;
                                                                              Chairman, China Tire
                                                                               e-commerce.com,
                                                                               Ltd.;
                                                                              Chairman,
                                                                               ITC Corporation
                                                                               Limited;
                                                                              Managing Director,
                                                                               Hanny Holdings
                                                                               Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Chairman, Paul Y. -
                                                                               ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                              Investments Group
                                                                              Limited;

                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Director,
                                                                               Famex Investment
                                                                               Limited;
                                                                              Chairman, Asia
                                                                               Logistics
                                                                               Technologies Limited;
                                                                              Director,
                                                                               Oxford Properties
                                                                               Group, Inc.;
                                                                              Vice Chairman and
                                                                               Chief Executive
                                                                               Officer, China
                                                                               Internet Global
                                                                               Alliance Limited.

                                 SCHEDULE XVII

      Executive Officers and Directors of Chinaview International Limited
                             as of October 18, 2000


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XVIII for all other corporations or other organizations.


                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Sole Director:
Chan Kwok Keung, Charles    c/o 33/F., Paul Y. Centre,     United Kingdom     Director, Chinaview
                            51 Hung To Road,                                   International Limited;
                            Kwun Tong,                                        Non-Executive
                            Kowloon,                                           Director, Downer
                            Hong Kong                                          Group Limited;
                                                                              Chairman, China Tire
                                                                               e-commerce.com,
                                                                               Ltd.;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Chairman, ITC
                                                                               Corporation Limited;
                                                                              Managing Director,
                                                                               Hanny Holdings
                                                                               Limited;
                                                                              Director, Hollyfield
                                                                               Group Limited;
                                                                              Chairman, Paul Y. -
                                                                               ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group

                                                                               Limited;
                                                                              Director,
                                                                               Famex Investment
                                                                               Limited;
                                                                              Chairman, Asia
                                                                               Logistics
                                                                               Technologies Limited;
                                                                              Director,
                                                                               Oxford Properties
                                                                               Group, Inc.;
                                                                              Vice Chairman and
                                                                               Chief Executive
                                                                               Officer, China
                                                                               Internet Global
                                                                               Alliance Limited.

                                 SCHEDULE XVIII

             Principal Business Addresses and Principal Businesses

----------------------------------------------------------------------------------------------------------------
Name                          Principal Business Address                  Principal Business
----                          --------------------------                  ------------------
-----------------------------------------------------------------------------------------------------------
1. Asean Resources            29th Floor, Paul Y. Centre                  Property development and investment,
Holdings Limited              51 Hung To Road, Kwun Tong                  construction, and hotels.
                              Hong Kong

----------------------------------------------------------------------------------------------------------------
2. AsiaCommerce (HK)          Rm 707, Edinburgh Tower                     Operates business-to-business Web
Limited                       The Landmark                                sites in Asia and is also involved in
                              15 Queen's Road Central                     investment holding activities.
                              Hong Kong

----------------------------------------------------------------------------------------------------------------
3. Asia Logistics             Unit C, 21st Floor, Max Share Centre        Develop and operate various sports and
Technologies Limited          367-373 King's Road, North Point            recreation facilities in China.
                              Hong Kong

----------------------------------------------------------------------------------------------------------------
4. Australia Net.com          52/F, Bank of China Tower                   Investment holding.
Limited                       1 Garden Road, Hong Kong

----------------------------------------------------------------------------------------------------------------
5. Bear, Stearns & Co.,       Three First National Plaza                  Investment banking.
Inc.                          Chicago, IL 60602

----------------------------------------------------------------------------------------------------------------
6. Burcon NutraScience        1946 West Broadway, Vancouver, British      Development of commercial canola
Corporation                   Columbia, V6J 1Z2, Canada                   protein.  Burcon's proprietary
                                                                          extraction process uses canola meal to
                                                                          yield a high quality, cost-effective
                                                                          plant-based protein.

----------------------------------------------------------------------------------------------------------------
7. Carling                    52/F, Bank of China Tower                   Investment holding.
International Limited         1 Garden Road, Hong Kong

----------------------------------------------------------------------------------------------------------------
8. The Chase Manhattan        41/F, One Exchange Square, Central,         Banking
Private Bank                  Hong Kong

----------------------------------------------------------------------------------------------------------------
9. Cheung Kong                7th Floor, Cheung Kong Center               Investment holding and project
(Holdings) Limited            2 Queen's Road Central                      management, real estate property
                              Hong Kong                                   development and investment, real
                                                                          estate agency and management,
                                                                          securities trading, container
                                                                          terminals, retain and manufacturing,
                                                                          telecommunications, infrastructure
                                                                          projects and hotels.

----------------------------------------------------------------------------------------------------------------
10. Cheung Kong               12th Floor, Cheung Kong Center              Infrastructure development,
Infrastructure                2 Queen's Road Central                      investment and management, mainly
Holdings Limited              Hong Kong                                   on power plants, toll roads and toll
                                                                          bridges in China, as well as its

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                          infrastructure materials business in
                                                                          cement, concrete, asphalt and
                                                                          aggregates in Hong Kong, China and
                                                                          throughout Asia.

----------------------------------------------------------------------------------------------------------------
11. China CyberPort           Room 4401, 44th Floor                       Investment holding with property
Limited                       China Resources Building                    interests in trading and development,
                              26 Harbour Road, Wanchai                    hotel operation and toll-road
                              Hong Kong                                   development.

----------------------------------------------------------------------------------------------------------------
12. China Development         2502C Admiralty Centre, Tower I, 18         Investment holding and the provision
Corporation Limited           Harcourt Road, Hong Kong                    of management, financial and technical
                                                                          services to affiliated companies.

----------------------------------------------------------------------------------------------------------------
13. China Energy              52/F, Bank of China Tower, 1 Garden         Investment holding.
Holdings Limited              Road,
                              Hong Kong

----------------------------------------------------------------------------------------------------------------
14. China                     52/F, Bank of China Tower                   Investment holding.
Pharmaceutical                1 Garden Road, Hong Kong
Industrial Limited

----------------------------------------------------------------------------------------------------------------
15. China Tire                29th Floor, 3 Lockhart Road                 Manufactures and sells tires and other
e-commerce.com Limited        Wanchai, Hong Kong                          rubber products in both China and
                                                                          other countries.

----------------------------------------------------------------------------------------------------------------
16. Downer Group Limited      Level 6, NAB House, 255 George Street,      Infrastructure services, contract
                              Sydney, NSW 2000                            drilling, contract mining and civil
                                                                          engineering.

----------------------------------------------------------------------------------------------------------------
17. Emperor                   28th Floor, Emperor Group Centre            Holding company with interests in
International Holdings        288 Hennessey Road                          publishing, property investment and
Limited                       Wanchai, Hong Kong                          development, hotel operations,
                                                                          wholesale and retail furniture sales,
                                                                          securities and financial services,
                                                                          food processing, and retail men's
                                                                          clothing.

----------------------------------------------------------------------------------------------------------------
18. Favour Leader             52/F, Bank of China Tower                   Investment holding.
Limited                       1 Garden Road, Hong Kong

----------------------------------------------------------------------------------------------------------------
19. Global Food Culture       23rd Floor, Emperor Group Centre            Operation of restaurants in Asia.
Group Limited                 288 Hennessey Road
                              Wanchai, Hong Kong

----------------------------------------------------------------------------------------------------------------
20. Hongkong Electric         Electric Centre, 28 City Garden Road        Holding company with interests in
Holdings Limited              Hong Kong                                   energy utilities in Hong Kong and
                                                                          elsewhere, engineering consulting, and
                                                                          property development.

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
21. Huey Tai                  29th Floor, Paul Y. Centre                  Investment holding and property
International Limited         51 Hung To Road, Kwun Tong                  development
                              Hong Kong

----------------------------------------------------------------------------------------------------------------
22. Hutchison Whampoa         22nd Floor, Hutchison House                 Investment holding company with
Limited                       10 Harcourt Road                            diversified operations in
                              Hong Kong                                   telecommunications, property, ports,
                                                                          retail and manufacturing, energy and
                                                                          infrastructure.

----------------------------------------------------------------------------------------------------------------
23. Iu, Lai & Li              9th and 15th Floors,                        Solicitors and Notaries
                              The Bank of East Asia Bldg.,
                              10 Des Voeux Road, Central
                              Hong Kong

----------------------------------------------------------------------------------------------------------------
24. Kamthorn Limited          52/F, Bank of China Tower                   Investment holding.
                              1 Garden Road, Hong Kong

----------------------------------------------------------------------------------------------------------------
25. Katmon Limited            52/F, Bank of China Tower                   Investment holding.
                              1 Garden Road, Hong Kong

----------------------------------------------------------------------------------------------------------------
26. Oxford Properties         120 Adelaide Street West, Suite 1700,       Management of office space and other
Group, Inc.                   Toronto, Ontario, M5H 1T1, Canada           commercial property.
----------------------------------------------------------------------------------------------------------------
27. STAREASTnet.com           Units 2509-11, Paul Y. Centre, 51 Hung      Provide multimedia entertainment and
Corporation                   To Road, Kwun Tong, Kowloon, Hong Kong      life-style information to the Chinese
                                                                          community worldwide, produces and
                                                                          distributes original interactive
                                                                          programming through its network of
                                                                          vertically-integrated entertainment
                                                                          portals.

----------------------------------------------------------------------------------------------------------------
28. Star East Holdings        Unit 906, 9th Floor, Paul Y. Centre         Engaged in entertainment-related
Limited                       51 Hung To Road, Kwun Tong                  business, including the franchising of
                              Hong Kong                                   "Star East" entertainment complexes
                                                                          and "Star East" theme cafes,
                                                                          production of movies, television,
                                                                          documentaries and other programs and
                                                                          property investment and development.

----------------------------------------------------------------------------------------------------------------
29. Tung Fong Hung            Unit 2, G/F, Paul Y. Centre                 Retailing and wholesale of Chinese
(Holdings) Limited            51 Hung To Road, Kwun Tong                  medicines, health products and
                              Hong Kong                                   foodstuff, manufacturing and trading
                                                                          of western pharmaceutical products,
                                                                          securities investment, property
                                                                          investment and money lending.
----------------------------------------------------------------------------------------------------------------

                                 EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------

99.1 Share Exchange Agreement, dated as of February 17, 2000, by and between Creative Master International, Inc. and Tony Tong, Wan Sang Hui, Lee Li, James Mullen, John Farrell, Paul Poung - Hwa Chow, Fung Oi Ip Alfonso, Oei Hong Leong, Fortune E-Commerce Limited, B2B Ltd., the owner of PacificNet.com, LLC and PacificNet.com, Inc. (previously filed with the initial Statement on Schedule 13D).

99.2 Supplement to the Share Exchange Agreement, dated as of April 29, 2000, among Creative Master International, Inc., PacificNet.com, LLC and the members of PacificNet.com, Inc. and other persons and entities listed on the signature pages thereto (previously filed with the initial Statement on Schedule 13D).

99.3 Joint Filing Agreement dated October 19, 2000 among the reporting persons listed on this Amendment No. 2.

99.4 Sale and Purchase Agreement dated September 28, 2000 between Chip Lian Investments (HK) Limited, Calisan Developments Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and Great Decision Limited (previously filed with Amendment No. 1 to Statement on
               Schedule 13D which this Amendment No. 2 amends and restates).

99.5 Sale and Purchase Agreement dated September 26, 2000 between Chip Lian Investments (HK) Limited, Calisan Developments Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and Powervote Technology Limited, as supplemented by that certain supplemental agreement dated September 28, 2000 between such parties (previously filed with Amendment No. 1 to Statement on Schedule 13D which this Amendment No. 2 amends and restates).

99.6 Hutch Agreement dated September 28, 2000 between Namble Limited and Powervote Technology Limited.